Exhibit 10.30

WATERFRONT CORPORATE CENTER I

111 River street

hoboken, new jersey 07030

LEASE

By and between

Hub Properties Trust

as Landlord

and

liquid holdings GROUP, INC.

as Tenant

TABLE OF CONTENTS

ARTICLE 1. Reference Data		1
1.1	Introduction and Subjects Referred To.	1
1.2	Exhibits.	3

ARTICLE 2. Premises and Term		4
2.1	Premises	4
2.2	Measurement of the Premises	5
2.3	Term	5
2.4	Extension Option	5

ARTICLE 3. Commencement and Condition		7
3.1	Commencement Date	7
3.2	Condition of the Premises – AS-IS.	7

ARTICLE 4. Rent, Additional Rent, Insurance and Other Charges		8
4.1	The Annual Fixed Rent	8
4.2	Additional Rent	8
4.2.1	Real Estate Taxes	8
4.2.2	Operating Costs	10
4.3	Personal Property and Sales Taxes	14
4.4	Insurance	14
4.4.1	Insurance Policies	14
4.4.2	Requirements	15
4.4.3	Waiver of Subrogation	15
4.5	Utilities	16
4.5.1	General	16
4.5.2	Electricity	16
4.6	Late Payment of Rent	17
4.7	Security Deposit	17

ARTICLE 5. Landlord’s Covenants		18
5.1	Affirmative Covenants	18
5.2	Interruption	19
5.2.1	Interruption of Services	19
5.2.2	Abatement of Rent	20
5.3	Outside Services	20
5.4	Access to Building	21
5.5	Additional Services	21
5.6	Code Compliance	21

ARTICLE 6. Tenant’s Additional Covenants		21
6.1	Affirmative Covenants	21
6.1.1	Perform Obligations	22
6.1.2	Use	22
6.1.3	Repair and Maintenance	22
6.1.4	Compliance with Law	22
6.1.5	Indemnification	23

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6.1.6	Landlord’s Right to Enter	23
6.1.7	Personal Property at Tenant’s Risk	23
6.1.8	Payment of Landlord’s Cost of Enforcement	23
6.1.9	Yield Up	24
6.1.10	Rules and Regulations	24
6.1.11	Estoppel Certificate	25
6.1.12	Landlord’s Expenses For Consents	25
6.1.13	Financial Information	25
6.2	Negative Covenants	25
6.2.1	Assignment and Subletting	25
6.2.2	Nuisance	28
6.2.3	Floor Load; Heavy Equipment	29
6.2.4	Electricity	29
6.2.5	Installation, Alterations or Additions	30
6.2.6	Abandonment	30
6.2.7	Signs	30
6.2.8	Hazardous Materials	30

ARTICLE 7. Casualty or Taking		32
7.1	Termination	32
7.2	Restoration	32
7.3	Award	33
7.4	Effect of Casualty or Taking on the Tax Excess and the Operating Cost Excess	33
7.5	Obligation to Pay Rent	33

ARTICLE 8. Defaults		34
8.1	Default of Tenant	34
8.2	Remedies	34
8.3	Remedies Cumulative	36
8.4	Landlord’s Right to Cure Defaults	36
8.5	Holding Over	36
8.6	Effect of Waivers of Default	37
8.7	No Waiver, etc	37
8.8	No Accord and Satisfaction	37

ARTICLE 9. Rights of Holders		37
9.1	Rights of Mortgagees or Ground Lessor	37
9.2	Modifications	38
9.3	Subordination, Non-Disturbance and Attornment	38

ARTICLE 10. Miscellaneous Provisions		39
10.1	Notices	39
10.2	Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc	39
10.3	Lease not to be Recorded; Confidentiality of Lease Terms	40
10.4	Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability	40
10.5	Landlord’s Default	41
10.6	Notice to Mortgagee	42
10.7	Brokerage	42
10.8	Waiver of Jury Trial	42
10.9	Applicable Law and Construction	43
10.10	Underlying Lease Agreement.	43

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WATERFRONT CORPORATE CENTER I

111 River street

hoboken, new jersey

ARTICLE 1.
Reference Data

1.1	Introduction and Subjects Referred To.

This is a lease (this “Lease”) entered into by and between Hub Properties Trust, a Maryland real estate investment trust (“Landlord”) and LIQUID HOLDINGS GROUP, INC., a Delaware corporation (“Tenant”).

Landlord, as the holder of the lessee’s interest under that certain Phase I Lease and Development Agreement dated September 29, 2000, among the City of Hoboken (the “City”), The Port Authority of New York and New Jersey (the “Port Authority”), and Landlord (as successor-in-interest to Block A South Waterfront Development L.L.C.), and any amendments thereto (as amended and assigned, the “Underlying Lease Agreement”), is the ground lessee of the parcel of land (hereinafter referred to as the “Land”) lying and being in the City of Hoboken, County of Hudson and State of New Jersey and identified on the Official Tax Map of Hoboken as Lots 1 and 2, Block 231.2, upon which Landlord has constructed the Building (as hereinafter defined).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of this Lease:	February 1, 2014.
Building and Property:

That building in the City of Hoboken, New Jersey, known as Waterfront Corporate Center I and located at 111 River Street (the “Building”). The Building and the Land and the sidewalks adjacent thereto are hereinafter collectively referred to as the “Property”.

Building Rentable Area:	521,410 square feet.
Premises:	A portion of the 12th floor of the Building, substantially as shown on Exhibit A hereto.
Premises Rentable Area:	7,246 square feet.
Initial Term:

The period commencing on February 1, 2014, and expiring on January 31, 2019. Notwithstanding the foregoing, this Lease shall terminate and expire, without notice to the Tenant, no later than the day preceding the date of expiration of the Underlying Lease Agreement.

Commencement Date:	February 1, 2014.

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Annual Fixed Rent:	As set forth below:

Time Period	Annual Fixed Rent	Monthly Installment
2/1/14–7/31/16	$282,594.00	$23,549.50
8/1/16–1/31/19	$289,840.00	$24,153.33

Notwithstanding anything contained herein to the contrary, provided that and so long as there exists no Default of Tenant, the monthly installment of Annual Fixed Rent in respect of the Premises shall be waived for the first five (5) calendar months (the “Abatement Period”) of the Term of the Lease, commencing on the February 1, 2014, and ending on June 30, 2014.  The foregoing waiver shall not affect Tenant’s obligation to pay Additional Rent or any other charges payable by Tenant with respect to the Premises under the Lease.  The amount of Fixed Rent waived pursuant to the foregoing is hereinafter referred to as the “Waived Rent.”

Base Taxes:	The Taxes (as defined in Subsection 4.2.1) assessed against the Property for the calendar year ending December 31, 2014, as any of the same may be reduced by the amount of any abatement.
Base Operating Costs:	The Operating Costs (as defined in Subsection 4.2.2) of the Property for the 2014 calendar year.
Tenant’s Percentage:	The ratio of Premises Rentable Area to one hundred percent (100%) of Building Rentable Area, which ratio shall initially be deemed to be 1.39%.
Permitted Uses:	General and administrative office uses compatible with a first class office building, subject to the provisions of Subsection 6.1.2.
Security Deposit:	$23,851.41
Commercial General Liability Insurance Limits:	$3,000,000 per occurrence (combined single limit) for property damage, bodily and personal injury and death.
Original Address of Landlord:	Hub Properties Trust c/o Reit Management & Research LLC 111 River Street Hoboken, NJ 07030

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Attention: Property Manager With a copy to: Reit Management & Research LLC Two Newton Place 255 Washington Street, Suite 300 Newton, MA 02458 Attention: Jennifer B. Clark
Original Address of Tenant:

Liquid Holdings Group, Inc.

800 Third Avenue, 38th Floor

New York, NY 10022

Attn: Chief Administrative Officer

With a copy to:

Liquid Holdings Group, Inc.,

800 Third Avenue, 38th Floor

New York, NY 10022

Attn: General Counsel

Address for Payment of Rent:	Hub Properties Trust c/o Reit Management & Research LLC P.O. Box 845310 Boston, MA 02284-5310
Business Hours:	8 a.m. to 6 p.m., Monday through Friday; 8 a.m. to 1 p.m., Saturdays, excluding Building Holidays

Building Holidays:	New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after, and Christmas Day, as each of said holidays are celebrated in the State of New Jersey, as well as any other holidays set forth in union contracts affecting the Building.

1.2	Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

Exhibit A.	Plan showing the Premises.
Exhibit B.	Rules and Regulations.
Exhibit C.	Intentionally Omitted.
Exhibit D.	Alterations Requirements.
Exhibit E.	Contractor’s Insurance Requirements.
Exhibit F.	Janitorial and Cleaning Services.
Exhibit G.	Prohibited Tenants

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ARTICLE 2.
Premises and Term

2.1          Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding exterior faces of exterior walls, the common lobbies, hallways, stairways, stairwells, elevator shafts and other common areas, and the escalators, elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the common areas, the Premises and the premises of other tenants in the Building.

Tenant shall have, as appurtenant to the Premises, rights to use, in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways and stairways of the Building, (b) the common escalators, elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the Premises, (c) common walkways and driveways (if any) necessary for access to the Building, and (d) if the Premises include less than all of the rentable area of any floor of the Building, the common toilets and other common facilities located on such floor.

Landlord shall have the right (the “Relocation Right”) to require, if Landlord so requests, Tenant to vacate the Premises and relinquish its rights with respect to the same provided that Landlord shall provide to Tenant substitute space in the Building, such space to be reasonably comparable in size, layout, finish and utility to the Premises, and further provided that Landlord shall, at its sole cost and expense, move Tenant and its equipment, furniture and other removable personal property from the Premises to such new space in such manner as will minimize, to the greatest extent practicable, undue interference with the business or operations of Tenant. Any such substitute space shall, from and after the date such space is so provided, be treated as the Premises demised under this Lease, and shall be occupied by Tenant under the same terms, provisions and conditions as are set forth in this Lease. Notwithstanding the foregoing, if any substitute space includes less than 7,246 rentable square feet, then, on and after the date that Tenant occupies such substitute space, the Annual Fixed Rent due hereunder shall be adjusted in proportion to the reduction in rentable square feet, and in no event shall the Annual Fixed Rent be increased as the result of Landlord’s exercise of the Relocation Right. Landlord shall only be permitted to exercise its Relocation Right once under this Lease, either during the Initial Term or the Extended Term (if applicable), provided, however, that in no event shall Landlord exercise its Relocation Right on or before January 31, 2015, and shall pay for all reasonable costs incurred by Tenant in connection with such move (including, but not limited to, costs incurred in connection with changing Tenant’s stationery, changing utilities, and any other costs reasonably required to effectuate such move). In the event that Tenant has installed improvements to the Premises, Landlord shall, at its own cost, cause improvements of a quality that is equal to or better than those installed by Tenant in the Premises to be installed in the new space.

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2.2          Measurement of the Premises. Landlord and Tenant agree that the Premises Rentable Area identified in Section 1.1 is recited for Landlord’s administrative purposes only and that, although the Annual Fixed Rent and Tenant’s Percentage have been determined by reference to such square footage (regardless of the possibility that the actual measurement of the Premises may be more or less than the number identified, irrespective of the measurement method used), Annual Fixed Rent and Tenant’s Percentage shall not be changed except as expressly provided in this Lease.

2.3          Term. The Term of this Lease shall be for a period beginning on the Commencement Date (as defined in Section 3.1) and continuing for the Initial Term and any extension of the Term hereof in accordance with the provision of this Lease, unless sooner terminated as hereinafter provided. The Initial Term and any extension of the Term in accordance with the provisions of this Lease are hereinafter referred to as the “Term” of this Lease.

2.4          Extension Option. So long as this Lease is still in full force and effect, and subject to the Conditions (as hereinafter defined), which Landlord may waive, in its sole and absolute discretion, at any time, but only by notice to Tenant, Tenant shall have the right to extend the Term of this Lease for one (1) additional period (the “Extended Term”) of five (5) years, commencing on February 1, 2019, and expiring on January 31, 2024. All of the terms, covenants and provisions of this Lease applicable immediately prior to the expiration of the Initial Term shall apply to the Extended Term except that Annual Fixed Rent payable by Tenant during the Extended Term shall be the greater of: (i) $289,840.00 and (b) the Market Rate (as hereinafter defined) determined as of the commencement of such Extended Term, as designated by Landlord by written notice to Tenant (“Landlord’s Notice”), but subject to Tenant’s right to dispute as hereinafter provided; and (ii) Tenant shall have no further right to extend the Term of this Lease beyond the Extended Term hereinabove provided. If Tenant timely delivers an Election Notice (as hereinafter defined) to Landlord, then Tenant shall have the right, on or after August 31, 2017, but on or before March 31, 2018, to deliver to Landlord a written request (“Tenant’s Request”) that Landlord deliver Landlord’s Notice to Tenant. If Tenant timely delivers Tenant’s Request, then Landlord shall deliver Landlord’s Notice to Tenant within thirty (30) days of Tenant’s Request. If Tenant shall elect to exercise the aforesaid option, it shall do so by delivering notice to Landlord (an “Election Notice”) of its election not later than March 31, 2018. If Tenant fails to give any such notice to Landlord, the Term of this Lease shall automatically terminate no later than the end of the Initial Term, and Tenant shall have no further option to extend the Term of this Lease, it being agreed that time is of the essence with respect to the giving of such notice. If Tenant shall extend the Term hereof pursuant to the provisions of this Section 2.3, such extension shall (subject to satisfaction of the Conditions, unless waived by Landlord) be automatically effected without the execution of any additional documents, but Tenant and Landlord shall, at either party’s request, execute an agreement confirming the Annual Fixed Rent for the Extended Term. The “Conditions” are that, as of the date of the Election Notice there shall exist no Default of Tenant and the named Tenant as set forth in Section 1.1 (or any successor by Merger, or any Affiliate as defined in Subsection 6.2.1) shall actually no less than seventy-five percent (75%) of the Premises Rentable Area.

“Market Rate” shall mean the then fair market annual rent for the Premises for the Extended Term (determined as set forth below). The term “fair market annual rent” shall be the annual rent generally payable in the Hoboken waterfront area, located in Hudson County, New Jersey (the “Market Area”), for equivalent space in an office building of approximately the same quality, size, and condition as the Building, giving due consideration to the fact that the Building is of first class design, the location of the Building on the waterfront and its proximity to public transportation, the condition of the Premises as improved, the location of the Premises in the Building, the length of the Term of the Lease, and all other factors that would be relevant to a third-party tenant desiring to lease the Premises for the extended term.

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If either (a) Landlord gives Landlord’s Notice to Tenant on or before March 31, 2018, or (b) Tenant gives Landlord a timely Tenant’s Request, then Tenant may, within twenty (20) days of Landlord delivering Landlord’s Notice to Tenant, give written notice (a “Revocation Notice”) revoking the Election Notice, in which event, Tenant shall have no further right to extend the term of the Lease pursuant to this Section 2.4.

If either: (a) Tenant does not have the right to revoke the Election Notice, as aforesaid, or (b) Tenant, having the right to revoke the Election Notice, does not timely give the Revocation Notice, then within twenty (20) days of Landlord’s Notice, Tenant shall elect by written notice to Landlord to: (i) disagree with Landlord’s designation of Market Rate or (ii) agree and accept Landlord’s designation of Market Rate (failure to provide any such notice within such twenty-(20)-day period shall constitute acceptance by Tenant of Market Rate as set forth in Landlord’s Notice). In the event that Tenant disagrees with Landlord’s designation of Market Rent and the parties are unable to agree upon the Market Rate by the date that is thirty (30) days following Landlord’s Notice, then the Market Rate shall be submitted to appraisal as follows: Within fifteen (15) days after the expiration of such thirty-(30)-day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen. The two appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed, and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section 2.3, they shall together appoint a third appraiser. If only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen-(15)-day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made as hereinabove provided.

If said two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty-(20)-day period, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association of New York City in accordance with its then prevailing rules. If said President shall fail to appoint said third appraiser within ten (10) days after such request is made, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association of New York City (or any successor organization) in accordance with its then prevailing rules. In the event that all three appraisers cannot agree upon such Market Rate within ten (10) days after the third appraiser shall have been selected, then each appraiser shall submit his or her designation of such Market Rate to the other two appraisers in writing; and Market Rate shall be determined by calculating the average of the two numerically closest (or, if the values are equidistant, all three) values so determined.

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Each of the appraisers selected as herein provided shall have at least ten (10) years’ experience as a commercial real estate broker in the Market Area dealing with properties of the same type and quality as the Building. Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel. Each party shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal. The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant. Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

Both appraisers or a majority of them (or the sole appraiser, if applicable) shall determine the Market Rate of the Premises for the Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within twenty (20) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be. In rendering such decision and award, the appraiser(s) shall assume (i) that neither Landlord nor Tenant is under a compulsion to rent, and that Landlord and Tenant are typically motivated, well informed and well advised, and each is acting in what it considers its own best interest, (ii) the Premises are fit for immediate occupancy and use “as is”, (iii) that in the event the Premises have been destroyed or damaged by fire or other casualty prior to the commencement of the Extended Term, they have been fully restored. The appraisers shall also take into consideration the rents contained in leases for comparable space in the Building, or in comparable buildings in the Market Area for comparable periods of time.

If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant’s obligation to pay the Annual Fixed Rent based upon determination of such Market Rate, then Tenant shall pay the Annual Fixed Rent under the Lease based upon the Market Rate designated by Landlord in Landlord’s Notice until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, and, within ten (10) days of such agreement or decision, Tenant shall pay any underpayment of the Annual Fixed Rent to Landlord, or Landlord shall refund any overpayment of the Annual Fixed Rent to Tenant.

Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

ARTICLE 3.
Commencement and Condition

3.1	Commencement Date. The Commencement Date shall be February 1, 2014.

3.2	Condition of the Premises – AS-IS.

The parties acknowledge that Tenant is currently occupying the Premises under a Sublease dated October 1, 2013, with APX, Inc., for a sublease term scheduled to terminate January 31, 2014, and that Tenant is therefore familiar with the condition of the Premises and the Building.  Therefore, Tenant shall accept the Premises in “as-is” condition and configuration (i.e., the condition in which the Premises are in as of the date of the Commencement Date) without any representations or warranties by Landlord.  By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition.

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ARTICLE 4.
Rent, Additional Rent, Insurance and Other Charges

4.1          The Annual Fixed Rent. Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement (except as provided in Article 7), deduction or demand. Annual Fixed Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, at the Address for Payment of Rent or at such other place as Landlord shall from time to time designate by notice, by check drawn on a domestic bank.

Annual Fixed Rent for any partial month shall be prorated on a daily basis (based on a three-hundred-sixty-five-(365)-day year), and if Annual Fixed Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Annual Fixed Rent commences and shall be equal to such pro-rated amount plus the installment of Annual Fixed Rent for the succeeding calendar month.

4.2          Additional Rent. Tenant covenants and agrees to pay Tenant’s Percentage of Taxes and Operating Costs as provided in Subsections 4.2.1 and 4.2.2 and all other charges and amounts payable by or due from Tenant to Landlord (all such amounts referred to in this sentence being “Additional Rent”).

4.2.1          Real Estate Taxes. If Taxes (as hereinafter defined) assessed against the Property (or estimated to be due by governmental authority) for any fiscal tax period (a “Tax Year”) during the Term of this Lease shall exceed Base Taxes, whether due to increase in rate or reassessment of the Property, or both, Tenant shall reimburse Landlord therefor, as Additional Rent, in an amount equal to Tenant’s Percentage of any such excess (the “Tax Excess”). Except as otherwise provided in the immediately following paragraph, Tenant shall pay the Tax Excess to Landlord at least ten (10) days prior to the date or dates within any year during the Term hereof that the same, or any fractional share thereof, shall be due and payable to any governmental authority responsible for collection of same (as stated in a notice to Tenant given at least thirty (30) days prior to the date or dates any such payment shall be due, which notice shall set forth the manner of computation of any Tax Excess due from Tenant), except that such payment shall be made to Landlord not later than twenty (20) days after such notice to Tenant, if such notice is given subsequent to the date thirty (30) days prior to the date the same is due and payable as aforesaid.

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At Landlord’s election, Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the Term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of the Tax Excess, such monthly amounts to be in equal installments (subject to the next following sentence) sufficient to provide Landlord by the time Tax payments are due or are to be made by Landlord a sum equal to the Tax Excess, as reasonably estimated by Landlord from time to time on account of Taxes for the then current Tax Year. Notwithstanding the foregoing, if during any Tax Year, Landlord reasonably determines that the estimated monthly installments payable by Tenant are materially inaccurate, then Landlord shall have the right to revise the estimated monthly installments payable by Tenant to Landlord on account of the Tax Excess for such Tax Year; provided, however, that Landlord shall deliver notice to Tenant of such revision and Landlord shall not exercise its right hereunder more than once in any Tax Year. If the total of such monthly remittances for any Tax Year is greater than the Tax Excess for such Tax Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Taxes (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than the Tax Excess for such Tax Year, Tenant shall pay the difference to Landlord within ten (10) days after being so notified by Landlord.

If, after Tenant shall have made all payments due to Landlord pursuant to this Subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall pay or credit to Tenant Tenant’s Percentage of that portion of the refund (after first deducting any expenses, including attorneys’, consultants’ and appraisers’ fees, incurred in connection with obtaining any such refund) which equals the percentage of the applicable Tax Year included in the Term hereof, provided however, in no event shall Tenant be entitled to receive more than the sum of payments actually made by Tenant on account of Taxes with respect to such Tax Year or to receive any payment if Taxes for any Tax Year are less than Base Taxes. The obligations of Landlord and Tenant pursuant to this Subsection 4.2.1 with respect to any payments or credits for underpayments or overpayments shall survive the termination of this Lease.

In the event that the Commencement Date shall occur or the Term of this Lease shall expire or be terminated during any Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, or should Tenant’s Percentage be modified during any Tax Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Tax Excess which may be otherwise payable by Tenant as provided in this Subsection 4.2.1 shall be pro-rated on a daily basis based on a three-hundred-sixty-five-(365)-day Tax Year.

“Taxes” shall mean all real estate taxes and governmental impositions and any other payments, charges and assessments made in lieu of taxes, including, without limitation, Annual Pilot Rental (as defined in the Underlying Lease Agreement), any special assessments levied against the Property, and any taxes levied against any personal property owned by Landlord used in connection with the operation of the Property, and any taxes or payments assessed in lieu of any of the foregoing. If at any time any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents from the Property shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, income (except to the extent that a tax on income or revenue is levied solely on rental revenues and not on other types of income and then only from rental revenue generated by the Property) or excess profits taxes assessed on Landlord. Taxes also shall include all reasonable court costs, attorneys’, consultants’ and accountants’ fees, and other expenses reasonably incurred by Landlord contesting Taxes through and including all appeals. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

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4.2.2          Operating Costs. If, during the Term hereof, Operating Costs (as hereinafter defined) paid or incurred by Landlord in any twelve-(12)-month period established by Landlord (an “Operating Year”) shall exceed Base Operating Costs, Tenant shall reimburse Landlord for the Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Operating Cost Excess”). Except as otherwise provided in the immediately following paragraph Tenant shall pay the Operating Cost Excess to Landlord within thirty (30) days from the date Landlord shall furnish to Tenant an itemized statement thereof, prepared, allocated and computed in accordance with then prevailing customs and practices of the real estate industry in the Market Area consistently applied.

At the election of Landlord, Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the Term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Operating Cost Excess, such monthly amounts to be payable in equal installments (subject to the next following sentence) and sufficient to provide to Landlord, by the end of each Operating Year, a sum equal to the Operating Cost Excess for such Operating Year, as reasonably estimated by Landlord from time to time during such Operating Year. Notwithstanding the foregoing, if during any Operating Year, Landlord reasonably determines that the estimated monthly installments payable by Tenant are materially inaccurate, then Landlord shall have the right to revise the estimated monthly installments payable by Tenant to Landlord on account of the Operating Cost Excess for such Operating Year; provided, however, that Landlord shall deliver written notice to Tenant of such revision and Landlord shall not exercise its right hereunder more than once in any Operating Year. If, at the expiration of each Operating Year in respect of which monthly installments of Operating Cost Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the Operating Cost Excess for such Operating Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Operating Costs (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); if the total of such remittances is less than the Operating Cost Excess for such Operating Year, Tenant shall pay the difference to Landlord within ten (10) days after being so notified by Landlord. In no event shall Tenant be entitled to receive any reimbursement or credit if Operating Costs for any Operating Year are less than Base Operating Costs. The obligations of Landlord and Tenant pursuant to this Subsection 4.2.2 with respect to the payment or credit of underpayments and overpayments shall survive the termination of this Lease.

In the event that the Commencement Date shall occur or the Term of this Lease shall expire or be terminated during any Operating Year or Tenant’s Percentage shall be modified during any Operating Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Operating Cost Excess which may be payable by Tenant as provided in this Subsection 4.2.2 shall be prorated on a daily basis based on a three-hundred-sixty-five-(365)-day Operating Year.

“Operating Costs” shall include, without limitation, all reasonable costs and expenses actually paid or incurred for the operation, cleaning, management, maintenance, repair, upkeep and security of the Property, including, without limitation:

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(a)          all salaries, wages, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto and all other costs paid or incurred with respect to employment of personnel engaged in operation, administration, cleaning, maintenance, repair, upkeep and security of the Property including, without limitation, supervisors, property managers, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers;

(b)          all utilities and other costs related to provision of heat (including oil, steam and/or gas), electricity, air conditioning, and water (including sewer charges) and other utilities to the Property (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building);

(c)          all costs, including supplies, material and equipment costs, for cleaning and janitorial services to the Property, the Building and, if applicable, adjacent walks and ways (including, without limitation, trash removal and interior and exterior window cleaning), and interior and exterior landscaping and pest control;

(d)          the cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties;

(e)          all costs and premiums for fire, casualty, rental income, liability and such other insurance as may be maintained from time to time by Landlord relating to the Property and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord relating to the Property;

(f)          all costs of maintaining, repairing, decorating, operating, administering, inspecting and protecting the Property (including, without limitation, O&M Costs (as defined in the Underlying Lease Agreement), lighting, installation, maintenance, repair and alteration of signs, snow removal on the Property and adjacent walks and ways, and operation, maintenance, replacement and repair of heating, ventilating and air conditioning equipment, fire protection and security systems, elevators, roofs, and any other common Building equipment, systems or facilities), and all costs of structural and other repairs and replacements (other than repairs for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property in good working order, repair, appearance and condition;

(g)          costs of compliance with any laws, rules, regulations, ordinances, agreements or standards applicable to the Building or the Property, which conformance is not the responsibility of any tenant of the Building, and which Landlord elects or is required to perform, and costs of removal or remediation of or testing and monitoring for any toxic or hazardous material in the Building or Property, which is not the responsibility of any tenant of the Building, and which Landlord elects to perform;

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(h)          all costs incurred in connection with the administration and supervision of all matters referred to in items (a) through (g) hereof and in performing Landlord’s obligations under Article 5, including Landlord’s office overhead costs provided that, if any such administrative or supervisory personnel are also employed on other property of Landlord, such cost of compensation shall be suitably prorated among the Property and such other properties;

(i)          payments under all service contracts relating to matters referred to in Items (a) through (h) hereof;

(j)          a management fee of up to three percent (3%) of gross rents payable by tenants of the Property; and

(k)          reasonable attorney’s fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or in the preparation of leases) and auditing and other professional fees and expenses.

If, during the Term of this Lease, Landlord shall make any commercially reasonable capital expenditure, the total cost of which is not included in Operating Costs for the Operating Year in which it was made, Landlord may include in Operating Costs for the Operating Year in which such expenditure was made and in Operating Costs for each succeeding Operating Year an annual charge off of such capital expenditure. For the purposes of the preceding sentence, Landlord and Tenant agree that any capital expenditure that is (i) made to comply with any law, rule, regulation, order or ordinance with which the Property was not required to comply prior to the Commencement Date or with any amendment or change in interpretation of any such law, rule, regulation, order or ordinance after the date of this Lease, (ii) made to protect the health and safety of the occupants of the Property, or (iii) designed to reduce other Operating Costs over the useful life of the item installed by at least the amount of the expenditure, is commercially reasonable. Annual charge offs shall be equal to the level payments of principal and interest necessary to amortize the original capital expenditure over the useful life of the improvement, repair, alteration or replacement made with the capital expenditure using an interest rate reasonably determined by Landlord as being the interest rate being charged at the time of the original capital expenditure for long-term mortgages by institutional lenders on like properties within the Market Area; and the useful life shall be determined reasonably by Landlord in accordance with then prevailing customs and practices of the real estate industry in the Market Area, consistently applied.

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Operating Costs shall not include: Taxes; depreciation; amortization (except as otherwise expressly provided herein); costs of financing and debt service on loans to Landlord (including financing or refinancing expenses or expenses incurred in connection with the sale of the Property) other than to the extent included in annual charge-offs for capital expenditures permitted to be included in Operating Costs, as set forth above; fixed or percentage ground rental or master lease payments; expenses incurred in procuring and/or leasing to tenants, such as brokerage and leasing commissions, improvements to premises, advertising, marketing and promotional expenses, rent for a leasing office and attorneys’ fees to prepare or enforce leases or defend Landlord in actions brought by tenants under leases or prospective tenants; services provided to one or more but not all tenants; costs associated with off-site employees and employees above the level of area director; amounts paid for goods or services supplied by an affiliate of Landlord that exceed market rates, provided, however, that this exclusion shall not apply to any management fee included in Operating Costs (see clause (j), above); any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or any affiliate of Landlord; costs for which Landlord was reimbursed directly by other tenants in the Building (other than pursuant to tax and operating expense provisions in leases, such as Operating Costs and Taxes); penalties or fines imposed due to Landlord’s violation of any law (but the foregoing shall not be deemed to exclude penalties or fines due to any such violation to the extent that such violation results from Tenant’s failure to perform its obligations under this Lease); interest or penalties attributable to Landlord’s late payment of Taxes or Operating Costs; damages resulting from, or costs to the extent exacerbated by, Landlord’s failure to satisfy its Lease obligations to maintain, repair and/or replace elements of the Building; charitable and political contributions; attorneys’ fees and legal costs, judgments, fines and penalties incurred by or imposed on Landlord as a result of Landlord’s negligent or intentionally wrongful act or omission; any and all costs and expenses related to bad debts or similar losses; costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise of eminent domain powers, except for deductibles payable under Landlord’s applicable insurance policy(ies); costs of Landlord’s general overhead and general administrative expenses (individual, partnership, or corporate, as the case may be) (it being understood that those expenses incurred in connection with the operation of the Property, such as accounting expenses, shall be included within Operating Costs, provided that, if any such expenses are also incurred in connection with any other property of Landlord, such expenses shall be suitably prorated among the Property and such other properties); contributions to operating expense reserves; costs incurred in removing the property of former tenants or other occupants of the Building; costs or fees related to the defense of Landlord’s title to or interest in the Building and Property, or either thereof; the cost of acquiring sculptures, paintings and other objects of art in the Building (provided that all reasonable and customary costs for maintaining and insuring any of the foregoing shall be includable in Operating Costs).

In addition, if during any portion of any Operating Year for which Operating Costs are being computed, less than ninety-five percent (95%) of the rentable area of the Building was leased to tenants or if Landlord is supplying less than ninety-five percent (95%) of the rentable area of the Building with the services and utilities being supplied hereunder, Landlord may, at its option, reasonably project, on an item-by-item basis, the Operating Costs that would have been incurred if ninety-five percent (95%) of the Building were occupied for such Operating Year and such services and utilities were being supplied to ninety-five percent (95%) of the rentable area of the Building, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Costs for such Operating Year.

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Audit Rights. Provided Tenant shall have paid all amounts invoiced by Landlord on account of Operating Costs for the applicable Operating Year, Landlord shall permit Tenant, at Tenant’s sole cost and expense, except as hereinafter provided, to review any of Landlord’s invoices and statements relating to Operating Costs for such Operating Year, at the place where such invoices and statements are customarily maintained by Landlord, provided such review is requested by notice given to Landlord (the “Review Notice”) within sixty (60) days after Tenant’s receipt of Landlord’s year-end statement of Operating Costs for the applicable Operating Year (the “Final Statement”) and thereafter undertaken by Tenant or any third party (provided such third party is compensated on an hourly or lump-sum basis and not on a contingency fee basis) with due diligence. If Tenant objects to Landlord’s accounting of any Operating Costs, Tenant shall, not later than the later to occur of (i) the last day on which Tenant may give a Review Notice or (ii) thirty (30) days after Landlord makes its books and records available to Tenant if Tenant has given Landlord a Review Notice timely, give Landlord a notice (the “Dispute Notice”) that Tenant disputes the correctness of such accounting, specifying the particular items which Tenant claims are incorrect. If Tenant shall not give a Dispute Notice timely, then Tenant shall be deemed to have waived any and all objections to such Final Statement or any line items therein for which no objections were raised. If any such dispute has not been settled by agreement within two (2) months thereafter, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding on Landlord and Tenant, and judgment thereon may be entered in any court of competent jurisdiction. The foregoing Audit Rights shall survive for a period of one hundred eighty (180) days after the termination of the Lease.

If it should be agreed or decided that Operating Costs were overstated by five percent (5%) or more, then Landlord shall promptly reimburse Tenant for the reasonable costs incurred by Tenant in reviewing Landlord’s invoices and statements, Tenant’s reasonable arbitration costs, plus any excess amount paid by Tenant on account of overstated Operating Costs with interest at the Default Rate (as defined in Section 8.4). If it should be decided that Operating Costs were not overstated at all, then Tenant shall, as Additional Rent, promptly reimburse Landlord for its out-of-pocket third-party costs incurred in the arbitration and in preparing for Tenant’s review of invoices and statements, and if Operating Costs shall have been understated or Tenant shall not have paid the Operating Costs Obligation in full, Tenant shall, as Additional Rent, promptly pay any deficiency. In the event of an overstatement which is less than five percent (5%), Landlord shall reimburse Tenant for the excess amount paid by Tenant on account of overstated Operating Costs without interest, and each party shall be responsible for its own costs incurred in connection with such dispute. Tenant shall keep confidential all agreements involving the rights provided in this section and the results of any audits or arbitration conducted hereunder. Notwithstanding the foregoing, Tenant shall be permitted to furnish the foregoing information to its attorneys and accountants to the extent necessary to perform their respective service for Tenant.

4.3          Personal Property and Sales Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant, and all taxes on any sales of inventory, merchandise or other goods or services by Tenant in, upon or from the Premises.

4.4          Insurance. Tenant shall, at its expense, take out and maintain, throughout the Term of this Lease, the following insurance:

4.4.1          Insurance Policies Commercial general liability insurance (on an occurrence basis, and on a 1988 ISO CGL form or its equivalent) including without limitation, broad form contractual liability, bodily injury, property damage, fire legal liability, and products and completed operations coverage) under which Tenant is named as an insured and Landlord, Reit Management & Research LLC, the City of Hoboken, and The Port Authority of New York and New Jersey (and the holder of any mortgage on the Premises or Property, as set out in a notice from time to time) are named (on an ISO Form or as otherwise acceptable to Landlord) as additional insureds as their interests may appear, in an amount which shall, at the beginning of the Term, be at least equal to the Commercial General Liability Insurance Limits, and, which, from time to time during the Term, shall be for such higher limits, if any, as Landlord shall reasonably determine to be customarily carried in the area in which the Premises are located at property comparable to the Premises and used for similar purposes;

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Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises;

So-called “special form” property insurance on a “replacement cost” basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant or any party claiming under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense; and

So-called “business income and extra expense” insurance covering twelve (12) months loss of income.

4.4.2          Requirements

All such policies shall contain deductibles not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from responsible companies qualified to do business and in good standing in the state or district in which the Property is located, which companies shall have a general policy holder’s rating in Best’s of at least A VIII or otherwise be reasonably acceptable to Landlord. A copy of each paid-up policy evidencing such insurance (appropriately authenticated by the insurer) or a certificate (on ACORD Form 27 or its equivalent) of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section and containing provisions specified herein, shall be delivered to Landlord prior to the commencement of the Term of this Lease and, upon renewals, not less than thirty (30) days prior to the expiration of such coverage. Each such policy shall be non cancelable and not materially changed with respect to the interest of Landlord and such mortgagees of the Property (and others that are in privity of estate with Landlord of which Landlord provides notice to Tenant from time to time) without at least thirty (30) days’ prior written notice thereto. Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it provided that such blanket policy shall reference the Premises, and shall guarantee a minimum limit available for the Premises equal to the insurance amounts required in this Lease. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant hereunder.

4.4.3          Waiver of Subrogation. Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission from such insurance companies.

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Subject to the foregoing provisions of this Subsection 4.4.3, and insofar as may be permitted by the terms of the property insurance policies carried by it, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage to its property, excluding any deductible amounts, to the extent such damage is actually covered or would have been covered by policies of property insurance required by this Lease to be carried by the respective parties hereunder. In addition, Tenant agrees to exhaust any and all claims against its property insurer(s) prior to commencing an action against Landlord for any property loss; provided, however, that the foregoing clause shall not be exercised by Landlord to prevent Tenant from commencing an action against Landlord for any property loss prior to the lapse of any applicable statute of limitations period.

4.5          Utilities

4.5.1          General Tenant shall pay all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsections 5.1.1 and 5.1.2, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid prior to delinquency. Except as otherwise provided in this Section 4.5 or in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all utilities and services and that Landlord shall be under no obligation to furnish any utilities to the Premises.

4.5.2          Electricity

(a)          The parties hereby acknowledge that the electrical outlets and lighting in the Premises to be submetered from the balance of electrical energy consumed in the Building. Effective as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent the cost of all electricity consumed within the Premises and any supplemental HVAC units installed by Tenant at the rates charged to Landlord (collectively, “Tenant Electric Charges”) in accordance with this Section 4.5.2.

(b)          (i) Prior to the Commencement Date for the period from the Commencement Date through December 31st of the calendar year in which the Commencement Date occurs and (ii) prior to January 1st for each succeeding calendar year thereafter during the Term, Landlord shall provide Tenant with a good faith estimate of Tenant Electric Charges (“Estimated Electric Charges”) for the balance of the calendar year in which the Commencement Date occurs, and thereafter for each upcoming calendar year. Tenant shall pay, as Tenant Electric Charges, 100% of the Estimated Electric Charges in equal monthly installments on the first day of each month during the Term, together with the Base Rent, in advance, without notice or demand, subject to apportionment for any portion of a month, if applicable, pursuant to this Section 4.5.2(b).

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(c)          By April 1 of each calendar year of the Term (or of the calendar year following the expiration of the Term in the case of the last calendar year or portion thereof of the Term) or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Landlord’s actual electrical charges for the Tenant Electric Charges for the previous calendar year which shall provide reasonable detail as to the kilowatt hours consumed and the cost of electricity incurred by Landlord (including energy charges, demand charges, surcharges, taxes, fuel adjustment charges and other factors used by the utility company or other provider in computing its charges to Landlord), without mark-up, during such period (the “Actual Electric Charges”). Tenant shall be entitled to the benefit of any discounts or bulk rates actually received by Landlord for the electrical service constituting Tenant Electric Charges. If, for any calendar year (or portion thereof in the case of the initial period) Tenant’s payment based on the Estimated Electric Charges, is in excess of the Actual Electric Charges, then Landlord shall refund to Tenant any overpayment due hereunder within thirty (30) days of Landlord’s determination of the amount of such refund. Likewise, Tenant shall pay to Landlord, within thirty (30) days of invoicing, any underpayment with respect to the prior year. The obligations of Landlord and Tenant pursuant to this Section 4.5.2(c) with respect to underpayments and overpayments shall survive the termination of this Lease.

(d)          Any electrical usage by Tenant for any computer rooms, supplemental HVAC units, or other similar improvements shall be submetered, shall be included within the definition of Tenant Electric Charges, and shall be payable by Tenant in accordance with the provisions of this Section 4.5.2.

4.6          Late Payment of Rent. If any installment of Annual Fixed Rent or Additional Rent is not paid on or before the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate (as defined in Section 8.4). In addition, if any installment of Annual Fixed Rent or Additional Rent is unpaid for more than five (5) business days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred Dollars ($100) or ten percent (10%) of the delinquent amount. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant, but the payment of such late charges shall not excuse or cure any default by Tenant under this Lease. Absent specific provision to the contrary, all Additional Rent shall be due and payable in full thirty (30) days after demand by Landlord.

4.7          Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit. The Security Deposit shall be held by Landlord as security for the faithful performance of all the terms of this Lease to be observed and performed by Tenant. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord. Tenant shall cause the Security Deposit to be maintained throughout the Term in the amount set forth in Section 1.1.

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If the Annual Fixed Rent or Additional Rent payable hereunder shall be overdue and unpaid for more than ten (10) business days or should Landlord make any payment on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without notice or prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Annual Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach by Tenant; and Tenant shall within ten (10) days of demand restore the Security Deposit to the amount stated in Section 1.1. Notwithstanding the foregoing, upon the application by Landlord of all or any portion of the Security Deposit (with or without notice thereof to Tenant) to compensate Landlord for a failure by Tenant to pay any Annual Fixed Rent or Additional Rent when due or to perform any other obligation hereunder, and until Tenant shall have restored the Security Deposit to the amount required by Section 1.1, Tenant shall be deemed to be in default in the payment of Additional Rent for purposes of Section 8.1(a)(I) hereof. So long as Tenant shall not be in ongoing and continuing default of its obligations under this Lease, Landlord shall return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms of this Section 4.7, to Tenant within thirty (30) days following the expiration or earlier termination of the Term of this Lease and the surrender of possession of the Premises by Tenant to Landlord in accordance with the terms of this Lease. While Landlord holds the Security Deposit, Landlord shall have no obligation to pay interest on the same. If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and Tenant shall look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section 4.7 and the return thereof in accordance herewith. The holder of a mortgage on the Property shall not be responsible to Tenant for the return or application of the Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such holder actually receives the Security Deposit.

ARTICLE 5.
Landlord’s Covenants

5.1          Affirmative Covenants. Landlord shall, during the Term of this Lease provide the following services:

(a)          Hot and cold water at points of supply provided for general use of the tenants in the Building; central heat and air conditioning sufficient to maintain the Premises at reasonably comfortable temperatures for general office use, subject to all federal, state and municipal regulations, during Business Hours; provided, however, that heating and air conditioning service to the Premises and to the interior common areas of the Building and the Property at times other than for Business Hours shall be furnished only upon the written request of Tenant delivered to Landlord prior to 3:00 p.m. the date preceding the date for which such use is requested, or by 3:00 p.m. on Friday for weekend use. Landlord shall use reasonable efforts to provide such services in the event. Tenant shall request such services after the aforesaid deadline. For the first year of the Term, heating and cooling additional services shall be billed at the rate of $75.00 per zone per floor (each floor consisting of two zones) for each hour of use or part thereof (thereafter, Landlord may increase the charge therefor based on any increases in the cost of providing such services).

(b)          Furnish water for ordinary drinking, lavatory and toilet facilities (as opposed to special laboratory or other uses in excess of general office uses); provided, however, that if Tenant uses water for any purpose other than ordinary drinking, lavatory and toilet purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and if Tenant shall fail to make such payment, Landlord may pay such charges and collect the same from Tenant as Additional Rent.

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(c)          Repair and maintenance and electric lighting service for all interior common areas of the Building and the Property including repair and maintenance of the elevators, repair, maintenance, cleaning and snow removal for the exterior sidewalks, and care, maintenance and replacement of landscaped areas of the Property, as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Subsection 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

(d)          Janitor service, as described in Exhibit F; provided, however, if Tenant’s floor or wall coverings or other improvements (including, without limitation, kitchen and dining facilities, if any) require special treatment, Tenant shall pay the additional cleaning cost attributable thereto as Additional Rent within thirty (30) days after presentation of a statement therefor by Landlord.

(e)          All fluorescent and incandescent bulb replacement in the Premises necessary to maintain the lighting provided as part of the Tenant’s Improvements (provided that Tenant may elect, upon prior notice to Landlord, to assume the responsibility for such bulb replacement within the Premises) and fluorescent and incandescent bulb replacement in the interior common areas of the Building and the Property. Replacement of fluorescent and incandescent bulbs in the Premises shall be provided by Landlord at competitive rates at Tenant’s expense and not included in Operating Expenses. Replacement of bulbs in spaces leased to other tenants of Landlord shall be billed to said tenants on an individual basis and not included in Operating Expenses. Replacement of bulbs in the interior common areas of the Building and the Property shall be included in Operating Expenses at market rates.

(f)           Passenger and freight elevator services at all times during the Term.

(g)          Window washing of all exterior windows at such times as shall be required in Landlord’s reasonable judgment, provided, however, that outside windows shall be washed no less than two (2) times per year, weather permitting.

(h)          Landlord shall provide Tenant with access to the Building and Premises 24 hours per day/seven days per week during the Term.

(i)           Landlord shall arrange for the supply of electrical power to the Premises to accommodate a load not exceeding the limitations contained in Subsection 6.2.4.

5.2           Interruption

5.2.1       Interruption of Services. Except as set forth in Subsection 5.2.2, Landlord shall have no responsibility or liability to Tenant for failure, interruption, inadequacy, defect or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease caused by breakage, accident, fire, flood or other casualty, strikes or other labor trouble, order or regulation of or by any governmental authority, inclement weather, repairs, inability to obtain or shortages of utilities, supplies, labor or materials, war, civil commotion or other emergency, transportation difficulties or due to any act or neglect of Tenant or Tenant’s servants, agents, employees or licensees or for any other cause beyond the reasonable control of Landlord, and in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability; and failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

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Landlord reserves the right to deny access to the Building and to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed. Landlord shall use reasonable efforts to minimize the duration of any such interruption and to give to Tenant at least three (3) days’ notice if service is to be interrupted, except in cases of emergency.

5.2.2       Abatement of Rent. If due to Landlord’s default, (i) the Premises or any portion thereof are unusable by Tenant for a period of more than the Abatement Cure Period, as hereinafter defined, following notice from Tenant due to a lack of any of water, sewer, elevator service, access, condenser water, or electricity, (ii) Tenant shall, concurrently with the giving of such notice, discontinue use of the Premises or the portion thereof which is unusable as a result (other than for sporadic purposes such as such as salvage, security, or retrieval of property), and (iii) such condition is not caused by the act or omission of Tenant, or Tenant’s agents, employees, contractors, or invitees (any circumstance where the foregoing clauses (i), (ii) and (iii) are satisfied being referred to herein as an “Abatement Condition”), then the Annual Fixed Rent and Additional Rent on account of Taxes and Operating Costs shall be equitably abated for such portion of the Premises rendered unusable for the period commencing on the expiration of the Abatement Cure Period and ending on the date that the Premises (or such portion) is rendered usable.  If more than fifty percent (50%) of the Premises is rendered unusable and if Tenant shall vacate the entire Premises, then the aforesaid abatement shall be a full abatement.  Any notice from Tenant pursuant to the first sentence or this paragraph shall expressly state that the failure of Landlord to cure any claimed default timely shall give rise to Tenant’s rights of rent abatement.  For purposes hereof, the term “Abatement Cure Period” means a period of five (5) consecutive business days, except that the Abatement Cure Period shall be extended by the period of time (if any) that Landlord is delayed in curing such Abatement Condition by reason of causes beyond Landlord’s reasonable control.

5.3           Outside Services. In the event Tenant wishes to obtain services or to hire vendors relating to alterations to the Premises, Tenant shall first obtain the prior approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed, for the installation and/or utilization of such services or vendors. Such services shall include, but shall not be limited to, utility providers, equipment installers and the like. As of the Date of the Lease, Landlord’s approval shall not be required for Tenant’s use of the following vendors: Light Tower. Notwithstanding any Landlord approval of the installation and/or utilization of such services or vendors, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

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5.4           Access to Building. During Normal Building Operating Hours, the Building shall, subject to the provisions of Section 5.2, be open and access to the Premises shall be freely available, subject to the Rules and Regulations. During periods other than Normal Building Operating Hours, Tenant shall have access to the Premises, but such access shall also be subject to the Rules and Regulations. Tenant acknowledges that Tenant is responsible for providing security to the Premises following Tenant’s entry onto the Premises for any reason and for its own personnel whenever located therein. Subject to the foregoing, Landlord shall, at all times, retain the right to control and prevent such access by all persons whose presence, in the sole discretion of Landlord, may jeopardize the safety, protection, character, reputation and interests of the Building and its tenants or occupants. Landlord shall in no case be liable for damages resulting from any error with regard to the admission or exclusion of any person from the Building.

5.5           Additional Services

Tenant shall have the right to obtain condenser water on a twenty-four hour/seven days per, week basis in connection with any supplemental air-conditioning units installed by Tenant, in an amount to be designated by Tenant which shall not exceed five (5) tons in the aggregate. Tenant shall pay Landlord an annual charge for such condenser water at Landlord’s then established rate for condenser water, which charge shall be initially $318.00 per connected ton per annum, and which charge shall constitute Additional Rent and shall be payable in equal monthly installments together with Tenant’s payment of Base Rent hereunder, and shall be payable whether or not Tenant utilizes such amount of condenser water. Except as set forth in Section 5.2, above, Landlord shall not be liable to Tenant for any failure or defect in the supply or character of condenser water supplied to Tenant by reason of any Law, act or omission of the utility company serving the Building.

5.6           Code Compliance. Except with respect to Hazardous Materials, which shall be governed by Section 6.2.8 below, and except for those matters that are Tenant’s responsibility as expressly provided hereunder, Landlord shall comply with all laws applicable to the Building and the Property (including, but not limited to, the Americans With Disabilities Act and applicable local, state and federal civil rights laws) to the extent that the same relate to the operation of the Building as an office building.  Any costs incurred by the Landlord pursuant to this Section 5.5 shall be included in Operating Costs, subject, however, to the limitations set forth in Section 4.2.2.

ARTICLE 6.
Tenant’s Additional Covenants

6.1           Affirmative Covenants. Tenant shall do the following:

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6.1.1       Perform Obligations. Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and pay when due the Annual Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

6.1.2       Use. Tenant shall, during the Term of this Lease, use the Premises only for the Permitted Uses and from time to time to procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense. The Permitted Uses shall expressly exclude use for utility company offices, or employment agency or governmental or quasi governmental offices. Tenant shall not use, or suffer or permit the use of, the Premises or any part thereof or the Building or any component thereof or the Property or any portion thereof in any manner or for any purpose or do, bring or keep anything, or suffer or permit anything to be one, brought or kept, therein or thereon which would violate any covenant, agreement, term, provision or condition of this Lease or is unlawful or in contravention of the Permit to Occupy or Use (as defined in the Underlying Lease Agreement) or any certificate of occupancy or other permits or approvals issued by either the Port Authority or the City for the Building, the Property or the Premises, or is a contravention of any legal requirement to which the Building or the Property is subject.

6.1.3       Repair and Maintenance. Tenant shall, during the Term of this Lease, maintain the Premises in neat and clean order and condition and perform all repairs to the Premises and all fixtures, systems, and equipment therein (including Tenant’s equipment, any supplemental HVAC units solely serving the Premises, and other personal property) as are necessary to keep them in good and clean working order, appearance and condition, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted and shall replace any damaged or broken glass in windows and doors of the Premises (except glass in the exterior walls of the Building) with glass of the same quality as that damaged or broken.

6.1.4       Compliance with Law. Tenant shall, during the Term of this Lease, make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; keep the Premises safe and equipped with all safety appliances so required; and comply with, and perform all repairs, alterations, additions or replacements required by, the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or other portions of the Property and arising out of any use being conducted in or on the Premises or arising out of any work performed by Tenant, except that Tenant may (but only so long as (i) Landlord shall not be subject to any fine or charge, (ii) neither the Property nor any portion thereof shall be subject to being condemned or vacated and (iii) neither the Property nor any portion thereof shall be subject to any lien or encumbrance) defer compliance so long as the validity of any such law, ordinance, order or regulation shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord assurance or security against any loss, cost or expense on account thereof in form and amount reasonably acceptable to Landlord.

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6.1.5       Indemnification. Tenant shall neither hold, nor attempt to hold, Landlord or its employees or Landlord’s agents or their employees liable for, and Tenant shall indemnify and hold harmless Landlord, Reit Management & Research LLC, and any other agent of Landlord, the City of Hoboken, and The Port Authority of New York and New Jersey, and any of their respective officers, directors, and employees (each individually an “Indemnified Party”) from and against, any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys' fees) incurred in connection with or arising from: (i) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any matter occurring on the Premises during the Term; (iii) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person; (iv) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and (v) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant. If any action or proceeding is brought against Landlord or its employees or Landlord’s agents or their employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant's expense, with counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing in no event shall this Subsection 6.1.5 require Tenant to indemnify or defend an Indemnified Party against any loss, cost, damage, liability, claim, or expense to the extent arising out of the gross negligence or willful misconduct of any Indemnified Party.

6.1.6       Landlord’s Right to Enter. Upon reasonable written notice from Landlord (except that such notice may be verbal or by email with respect to ordinary janitorial or maintenance services or entry at Tenant’s request, or may be by email to show the Premises as hereinafter provided), provided that no such notice shall be required in the event of an emergency, Tenant shall during the Term of this Lease, permit Landlord and its agents and invitees to enter into and examine the Premises at reasonable times in a manner which does not unreasonably interfere with business operations of the Tenant and to show the Premises to prospective lessees (only during the final nine (9) months of the Term), lenders, partners and purchasers and others having a bona fide interest in the Premises, and to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or perform, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises.

6.1.7       Personal Property at Tenant’s Risk. Tenant shall, during the Term of this Lease keep, at the sole risk and hazard of Tenant, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which may be on the Property, and if the whole or any part thereof shall be lost, destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, Tenant shall hold harmless and indemnify Landlord from and against any and all injury, loss, damage or liability to Tenant or to any other person or entity arising out of said loss or damage except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s employees or agents and in any event subject to Section 4.4.3.

6.1.8       Payment of Landlord’s Cost of Enforcement. Tenant shall pay, within ten (10) business days after demand therefor, Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

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6.1.9       Yield Up. Tenant shall, at the expiration or earlier termination of the Term of this Lease, (a) surrender all keys to the Premises; (b) remove all of its trade fixtures and personal property in the Premises; (c) remove, at Landlord’s election, such installations, data center equipment, off-line fire suppression systems and other alterations, signs and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant, wherever located; (d) remove all wiring and cabling installed by or on behalf of Tenant, wherever located; (e) repair all damage caused by such removal; and (f) vacate and yield up the Premises (including all installations, alterations, signs and improvements made by or on behalf of Tenant except as required to be removed by Tenant hereunder, broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. If Landlord so requires, by written notice given to Tenant no later than thirty (30) days prior to expiration or earlier termination of this Lease, in lieu of Tenant’s removal obligation set forth in clause (d) above, Tenant, at its sole cost and expense, shall properly cap or seal its wiring and cabling (wherever located) at each end, properly label such wiring and cabling for future use, and surrender such wiring and cabling in a good and safe condition on or before the earlier of (i) the expiration or earlier termination of the Term of this Lease, or (ii) the date on which Tenant discontinues the use of such wiring and cabling. Landlord shall respond in the affirmative or negative to Tenant within thirty (30) days of any request by Tenant for Landlord’s determination as to whether it shall require Tenant to cap or seal its wiring or cabling in lieu of Tenant’s removal obligation set forth in clause (d) above. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration or earlier termination of the Term of this Lease and prior to the performance by Tenant of its obligations under this Subsection 6.1.9.

6.1.10     Rules and Regulations. Tenant shall, during the Term of this Lease, observe and abide by the Rules and Regulations of the Building set forth as Exhibit B, as the same may from time to time be amended, revised or supplemented, provided, however, that Tenant shall not be obligated to comply with such amendments, revisions, or supplements until Tenant has been advised of the same in writing (the “Rules and Regulations”). Tenant shall further be responsible for compliance with the Rules and Regulations by the employees, servants, agents and visitors of Tenant. The failure of Landlord to enforce any of the Rules and Regulations against Tenant, or against any other tenant or occupant of the Building, shall not be deemed to be a waiver of such Rules and Regulations. Tenant shall be liable for all injuries or damages sustained by Landlord or Landlord’s agents or by other tenants, occupants or invitees of the Building arising by reason of any breach of the Rules or Regulations by Tenant or by Tenant’s agents or employees.

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6.1.11     Estoppel Certificate. Tenant shall, within ten (10) business days following written request by Landlord, execute, acknowledge and deliver to Landlord a statement in form reasonably satisfactory to Landlord in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid, and any other reasonable matter pertaining to this Lease. Any such statement delivered pursuant to this Subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage.

6.1.12     Landlord’s Expenses For Consents. Tenant shall reimburse Landlord, as Additional Rent, within ten (10) business days after demand for all reasonable legal, engineering and other professional services expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.1.13     Financial Information. Tenant shall, from and after the Date of this Lease and thereafter throughout the Term of this Lease, provide Landlord with such information as to Tenant’s financial condition and/or organizational structure as Landlord or the holder of any mortgage of the Property reasonably requires, within thirty (30) days of request.

6.2         Negative Covenants. Tenant shall not do the following.

6.2.1       Assignment and Subletting. Tenant shall not assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest herein or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, or the Premises to be offered or advertised for assignment or subletting, except as hereinafter provided. Unless Tenant’s stock shall be traded on a domestic national securities exchange, any transfer of the stock or partnership or beneficial interests or other evidences of ownership of Tenant or the issuance of additional stock or partnership or beneficial interests or other indicia of ownership in Tenant or any transaction pursuant to which Tenant is merged or consolidated with another entity or pursuant to which all or substantially all of Tenant’s assets are transferred to any other entity shall be deemed to be an assignment of this Lease.

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Notwithstanding the foregoing, Tenant may, without the need for Landlord’s consent, assign its interest in this Lease (a “Permitted Assignment”) to (i) any entity which shall be a successor to Tenant either by merger or consolidation (a “Merger”) or to a purchaser of all or substantially all of Tenant’s assets in either case provided the successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than the greater of the net worth of Tenant named in Section 1.1 as of the Date of this Lease or the net worth of Tenant named in Section 1.1 immediately prior to such Merger or sale (the “Required Net Worth”) or (ii) any entity (an “Affiliate”) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the named Tenant set forth in Section 1.1, in either case of (i) or (ii) only so long as (I) the principal purpose of such assignment is not the acquisition of Tenant’s interest in this Lease (except if such assignment is made for a valid intracorporate business purpose to an Affiliate) and is not made to circumvent the provisions of this Subsection 6.2.1, (II) except if pursuant to a Merger permitted by clause (i) above, Tenant shall, contemporaneously with such assignment, provide Landlord with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this Subsection 6.2.1 and shall include an agreement by the assignee in form reasonably satisfactory to Landlord, to be bound by all of the terms of this Lease, (III) in the case of an actual or deemed assignment pursuant to clause (i), Tenant shall provide Landlord evidence reasonably satisfactory to Landlord of the Required Net Worth of the successor or purchaser at the same time that Tenant gives written notice of such Permitted Assignment, as hereinafter set forth, and (IV) there shall not be a Default of Tenant at the effective date of such assignment. Tenant shall give Landlord written notice of any Permitted Assignment on or before the date that is ten (10) days prior to the date that such Permitted Assignment occurs; provided, however, that if Tenant is subject to an obligation to keep a proposed Permitted Assignment confidential, either as a matter of law or by reason of a confidentiality agreement to which Tenant is subject, then Tenant shall give Landlord such notice as soon as reasonably possible, but in any event no later than ten (10) days after such Permitted Assignment occurs. Tenant shall also be permitted, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliate. Any assignment to an Affiliate shall provide that it may, at Landlord’s election, be terminated and deemed void if during the Term of this Lease such assignee or any successor to the interest of Tenant hereunder shall cease to be an Affiliate.

In the event that Tenant shall intend to enter into any sublease or assignment other than a Permitted Sublease or Permitted Assignment, then Tenant shall, not later than forty-five (45) days prior to the proposed commencement of such sublease or assignment, give Landlord notice of such intent, identifying the proposed subtenant or assignee, all of the terms and conditions of the proposed sublease or assignment and such other information as the Landlord may reasonably request. In such case Landlord may elect (a) to terminate the Term of this Lease if Tenant intends to assign this Lease, or to sublease (including expansion options) more than fifty percent (50%) of the Premises for a term (including extension options) of more than half of the remaining Term hereof or (b) to exclude from the Premises, for the term of such proposed sublease, the portion thereof to be sublet if the conditions set forth in clause (a) do not prevail, by giving notice to Tenant of such election not later than thirty (30) days after receiving notice of such intent from Tenant. Upon receipt of such notice, Tenant may give written notice to Landlord revoking its request to assign or sublet the Premises, or portion thereof, and continue as Tenant under this Lease. If Landlord shall give such notice within such thirty (30) day period, upon the later to occur of (A) the proposed date of commencement of such proposed sublease or assignment, or (B) the date which is thirty (30) days after Landlord’s notice, the Term of this Lease shall terminate or the Premises shall be reduced to exclude the portion of the Premises intended for subletting, in which case Annual Fixed Rent and Tenant’s Percentage shall be correspondingly reduced. If Landlord shall give its consent, Tenant may enter into such sublease or assignment on the terms and conditions set forth in such notice from Tenant within one hundred twenty (120) days of the initially proposed sublease commencement date. If Tenant shall not enter into such sublease or assignment within such period and shall still desire to enter into any sublease or assignment, or if Tenant shall change the terms and conditions thereof following the date of Tenant’s notice to Landlord, the first sentence of this paragraph shall again become applicable.

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If this Lease is assigned or if the Premises or any part thereof are sublet (or occupied by any party other than Tenant and its employees) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Annual Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease.

Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Annual Fixed Rent and Additional Rent due pursuant to Section 4.1, Subsections 4.2.1 and 4.2.2 or any obligation relating solely to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations, and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Property, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall (a) be liable for any act or omission of Tenant under such sublease, (b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month’s rent, (d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord, (f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee, (g) be responsible for any monies owing by Tenant to the credit of the subtenant or (h) be required to remove any person occupying the Premises or any part thereof; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1.

Tenant shall not enter into, nor shall it permit any person having an interest in the possession, use, occupancy or utilization of any part of the Premises to enter into, any sublease, license, concession, assignment or other agreement for use, occupancy or utilization of the Premises (i) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto, or (ii) under which fifteen percent (15%) or more of the total rent or other compensation received by Tenant is attributable to personal property and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Premises.

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No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment. The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease. No assignment, subletting or occupancy shall affect the Permitted Uses. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Subsection 6.2.1 shall be voidable at Landlord’s option. Tenant shall not occupy any space in the Building (by assignment, sublease or otherwise) other than the Premises.

If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value of any services performed or any other thing of value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease (other than a Permitted Assignment of a Permitted Sublease), payable by such assignee or subtenant exceed the Annual Fixed Rent plus Additional Rent called for hereunder with respect to the space assigned or sublet, Tenant shall pay fifty percent (50%) of such excess to Landlord, as Additional Rent, payable monthly at the time for payment of Annual Fixed Rent. Nothing in this paragraph shall be deemed to abrogate the provisions of this Subsection 6.2.1 and Landlord’s acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

Notwithstanding any of the foregoing, in no event shall Tenant be permitted to sublease or assign all or any part of the Premises to any of the parties included on Exhibit G.

6.2.2       Nuisance. Tenant shall not injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment and routine cleaning); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s insurance or which is liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

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6.2.3       Floor Load; Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, construction materials or fixtures into or out of the Premises without Landlord’s prior consent which consent may include a requirement to provide insurance naming Landlord, and the holder of any mortgage affecting the Property, as additional insureds, with such coverage and in such amount as Landlord reasonably requires. If any such safe, machinery, heavy equipment, freight, or fixtures requires special handling, Tenant agrees to employ only persons holding a master rigger’s license to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant. Tenant hereby agrees to exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving except to the extent caused by any gross negligence or willful misconduct by Landlord’s or Landlord’s employees or agents. Tenant shall schedule such moving at such times as Landlord shall reasonably designate.

6.2.4       Electricity. Tenant shall not connect to the electrical distribution system serving the Premises (i) a total load exceeding the lesser of the capacity of such system or the maximum load permitted from time to time under applicable governmental regulations or (ii) any apparatus or device in the Premises (1) using current in excess of 110 volts, or (2) which would cause Tenant’s electrical demand load for convenience outlets or overhead lighting to exceed five (5) watts per rentable square foot.

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6.2.5       Installation, Alterations or Additions. Tenant shall not make any installations, alterations, additions or improvements (collectively and individually referred to in this paragraph as “work”) in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors without on each occasion obtaining the prior consent of Landlord, in its reasonable discretion, provided, however, that the consent of Landlord with respect to any structural work shall be granted or withheld in Landlord’s sole discretion, and then only pursuant to design documentation approved by Landlord in advance in each instance in accordance with Exhibit D. All work to be performed to the Premises by Tenant shall (i) be performed in a good and workmanlike manner by contractors approved in advance by Landlord and in compliance with the provisions of Exhibit D and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (ii) be made at Tenant’s sole cost and expense and at such times and in such a manner as Landlord may from time to time designate, and (iii) be free of liens and encumbrances and become part of the Premises and the property of Landlord without being deemed additional rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner of the work for tax purposes until the expiration or earlier termination of the Term hereof, subject to Landlord’s rights pursuant to Subsection 6.1.9 to require Tenant to remove the same at or prior to the expiration or earlier termination of the Term hereof and, to the extent Landlord shall make such election, title thereto shall remain vested in Tenant at all times. Landlord shall exercise such election (if at all) at the time Landlord approves Tenant’s plans and specifications for any work if Tenant requests that Landlord do so at the time that Tenant requests Landlord’s consent for such plans and specifications for such work. Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Property shall at all times be free of liens, and, at Landlord’s request, Tenant shall furnish to Landlord a bond or other security reasonably acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrances that may arise out of such work. Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be maintained, the insurance required by Exhibit E, all with coverage limits as stated therein or such higher limits as shall be reasonably required by Landlord. In addition, Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or arising out of such work except to the extent that such injury, loss, claims or damage arise from the gross negligence or willful misconduct of Landlord or Landlord’s employees or agents. Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Property based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within three (3) business days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien. Tenant shall, upon request of Landlord, execute and deliver to Landlord a bill of sale covering any work Tenant shall be required to surrender hereunder.

Tenant shall not, at any time, directly or indirectly, employ or permit the employment of any contractor, mechanic or laborer in the Premises, if such employment will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

6.2.6       Abandonment. Tenant shall not abandon or vacate the Premises during the Term.

6.2.7       Signs. Tenant shall not paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Landlord shall not unreasonably withhold consent for signs or lettering on or adjacent to the entry doors to the Premises provided such signs conform to building standards adopted by Landlord and Tenant has submitted to Landlord a plan or sketch of the sign to be placed on such entry doors. Landlord agrees, however, to maintain a tenant directory in the lobby of the Building in which will be placed Tenant’s name and the location of the Premises in the Building. All signs and directory listings and any modifications thereto shall be at Tenant’s sole cost and expense.

6.2.8       Hazardous Materials

(a)          Tenant agrees to comply with all applicable environmental laws, rules and regulations, including but not limited to, the New Jersey Industrial Site Recovery Act N.J.S.A. 13:1K-6 et seq.) (“ISRA”). Tenant represents to Landlord that it shall not conduct any activity in the Premises which shall cause it to be considered an “industrial establishment” under ISRA, or otherwise subject the Premises to the requirements of compliance with ISRA and Tenant shall not conduct any operations that shall subject the Premises to ISRA.

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(b)          Tenant hereby agrees to execute such documents as Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA; and without limiting the generality of the foregoing will provide Landlord within ten (10) business days of Landlord’s request for the same, an affidavit in support of a request for a non-applicability letter by Landlord in the form required under ISRA. Tenant shall bear all reasonable costs and expenses incurred by Landlord associated with any required ISRA compliance resulting from the particular nature Tenant’s use of the Premises, including, but not limited to, state agency fees, engineering fees, cleanup costs, filing fees, and suretyship expenses. As used in this Lease, ISRA compliance shall include applications for determinations of non-applicability by the appropriate governmental authority upon the “closure, terminations or transfer” of Tenant’s operations at the Premises. The foregoing obligation of Tenant shall survive the termination or sooner expiration of the Lease and surrender of the Premises and shall also survive sale, or lease or assignment of the Premises by Landlord until the full compliance with ISRA. Tenant shall immediately provide Landlord with copies of all written correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant’s compliance with the New Jersey Department of Environmental Protection’s requirements under ISRA as they are issued or received by Tenant.

(c)          Tenant shall not generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Premises, any Hazardous Substances, except for cleaning products, copy toner and other products typically used by office tenants, provided such substances are handled maintained and disposed of in accordance with all Environmental Laws. As used herein, Hazardous Substances shall be defined as any “hazardous chemical,” “hazardous substance” or similar term as defined in the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. 9601, et seq.), ISRA, the New Jersey Spill Compensation and Control Act, as amended, (N.J.S.A. 58:10-23.11b, et seq.), any rules or regulations promulgated thereunder, or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection (“Environmental Laws”).

(d)          Tenant agrees to indemnify and hold harmless Landlord from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including the reasonable fees and expenses of counsel) which may be incurred by Landlord, relating to or arising out of any breach by Tenant of this Section 6.2.8 or violation by Tenant of any Environmental Laws, which indemnification shall survive the expiration or sooner termination of this Lease. Landlord agrees to indemnify and hold harmless Tenant from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including the reasonable fees and expenses of counsel) which may be incurred by Tenant, relating to or arising out of any breach by Landlord of this Section 6.2.8 or violation by Landlord of any Environmental Laws, which indemnification shall survive the expiration or sooner termination of this Lease.

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ARTICLE 7.
Casualty or Taking

7.1           Termination. In the event that the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then the Term of this Lease may be terminated at the election of Landlord or by election of Tenant if more than fifty percent (50%) of the Premises shall be condemned, taken or suffer damage from a casualty, provided such event occurs in the final six (6) months of the Term. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of written notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty.

7.2           Restoration. If Landlord does not elect to so terminate, this Lease shall continue in force and (so long as the damage is not caused by the negligence or other wrongful act of Tenant or its employees, agents, contractors or invitees) a just proportion of the Annual Fixed Rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction, taking, or condemnation and subject to zoning and building laws or ordinances then in existence. After any such casualty, Tenant shall remove from the Premises as promptly as reasonably possible, all of Tenant’s salvageable equipment, furniture and other property. Tenant acknowledges that Landlord will not carry insurance on Tenant’s furniture and/or furnishing or any fixtures or equipment, improvements, alterations or appurtenances and agrees that Landlord will not be obligated to repair any damage thereto or replace the same. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages actually made available to Landlord (and not retained by any Superior Lessor or Superior Mortgagee) less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

In the event that the Premises or the Building are damaged by fire or other casualty to such an extent so as to render the Premises untenantable, and if Landlord shall fail to substantially complete said repairs or restoration within two hundred ten (210) days after the date of such fire or other casualty for any reason other than Tenant's fault, Tenant may terminate this Lease by giving Landlord written notice as follows:

(a)          Said notice shall be given after said 210-day period.

(b)          Said notice shall set forth an effective date (“Effective Date”) which is not earlier than thirty (30) days after Tenant delivers said notice.

(c)          If said repairs or restoration are substantially complete on or before the Effective Date (which Effective Date shall be extended by the length of any delays caused by Tenant or Tenant’s contractors), said notice shall have no further force and effect.

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(d)          If said repairs or restoration are not substantially complete on or before the Effective Date (which Effective Date shall be extended by the length of any delays caused by Tenant or Tenant’s contractors), the Lease shall terminate as of said Effective Date.

7.3           Award. Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation arising from fire or other casualty or any taking by eminent domain or condemnation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such claims for damages and compensation (other than with respect to Tenant’s personal property and equipment located in the Premises) and covenants to deliver such further assignments thereof as Landlord may from time to time request. Notwithstanding the foregoing, Landlord shall not have such rights to Tenant’s personal property and equipment located in the Premises.

7.4           Effect of Casualty or Taking on the Tax Excess and the Operating Cost Excess. In the event of any taking, condemnation or damage by fire or casualty affecting the Property whereby the Term of this Lease shall not terminate pursuant to the provisions of Section 7.1, then for purposes of determining the Operating Cost Excess or Tax Excess there shall be established new Base Taxes and Base Operating Costs as hereinafter provided. Base Taxes shall be a product of the initial Base Taxes as recited in Section 1.1 multiplied by a fraction, the numerator of which shall be the Taxes for the first full Tax Year subsequent to the taking, condemnation or damage which reflects the occurrence of such taking, condemnation or damage (the “Revised Tax Year”), and the denominator of which shall be the Taxes for the full Tax Year prior to such taking, condemnation or damage; and Base Operating Costs shall be the product of the initial Base Operating Costs as recited in Section 1.1 multiplied by a fraction, the numerator of which shall be Operating Costs for the first full Operating Year subsequent to such taking, condemnation or damage which reflects the occurrence of such taking, condemnation or damage (the “Revised Operating Year”) and the denominator of which shall be the Operating Costs for the full Operating Year prior to such taking, condemnation or damage. The foregoing revisions shall be effective as of the first day of the Revised Tax Year or the Revised Operating Year (as applicable). Effective as of the date of any such taking, condemnation or damage, Tenant’s Percentage shall be adjusted appropriately to reflect the change, if any, in the rentable area of the Premises and/or the rentable area of the Building.

7.5           Obligation to Pay Rent

Tenant waives the benefit of New Jersey Revised Statutes, Title 46, Chapter 8, Sections 6 and 7, and agrees that Tenant will not be relieved of the obligations to pay the Base Rent or any Additional Rent in case of damage to or destruction of the Building, except as provided by this Lease.

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ARTICLE 8.
Defaults

8.1           Default of Tenant. (a) (I) If Tenant shall default in its obligations to pay the Annual Fixed Rent or Additional Rent or any other charges or amounts under this Lease when due or shall default in complying with its obligations under Subsection 6.1.11 of this Lease and if any such default shall continue for five (5) business days after written notice from Landlord designating such default, or (II) if as promptly as possible but in any event within thirty (30) days after written notice from Landlord to Tenant specifying any default or defaults other than those set forth in clause (I) Tenant has not cured the default or defaults so specified, provided that if Tenant has taken immediate steps to cure such default and the nature of the default requires more than thirty (30) days to cure, Tenant shall, so long as Tenant is diligently pursuing a cure, have such additional time as is reasonably necessary; or (b) if any assignment shall be made by Tenant for the benefit of creditors; or (c) if Tenant’s leasehold interest shall be taken on execution; or (d) if a lien or other involuntary encumbrance shall be filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and shall not be discharged within ten (10) days after Tenant has knowledge of the same, unless Tenant has timely contested such encumbrance in good faith and has furnished to Landlord security reasonably acceptable to Landlord with respect to Tenant’s obligation to discharge such lien or encumbrance; or (e) if a petition shall be filed by Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect; or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code shall be filed against Tenant and such involuntary petition shall not be dismissed within thirty (30) days thereafter; or (g) if a custodian or similar agent shall be authorized or appointed to take charge of all or substantially all of the assets of Tenant; or (h) if Tenant dissolves or shall be dissolved or shall liquidate or shall adopt any plan or commence any proceeding, the result of which is intended to include dissolution or liquidation; or (i) if any order shall be entered in any proceeding by or against Tenant decreeing or permitting the dissolution of Tenant or the winding up of its affairs; or (j) if Tenant shall fail to pay any installment of Annual Fixed Rent or Additional Rent when due, Tenant shall cure such default within the grace period provided in clause (a) (I) above (or with Landlord’s approval after the expiration of such grace period) and Tenant shall, within the next year following the date such initial defaulted payment was first due, fail more than twice to pay any installment of Annual Fixed Rent or Additional Rent when due, then, and in any of such cases indicated in clauses (a) through (j) hereof (collectively and individually, a “Default of Tenant”), Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter give notice to Tenant terminating this Lease and the Term hereof, which notice shall specify the date of termination, whereupon on the date so specified, the Term of this Lease and all of Tenant’s rights and privileges under this Lease shall expire and terminate but Tenant shall remain liable as hereinafter provided.

8.2           Remedies. In the event of any termination pursuant to Section 8.1, Tenant shall pay the Annual Fixed Rent, Additional Rent and other charges payable hereunder up to the time of such termination. Thereafter, whether or not the Premises shall have been re let, Tenant shall be liable to Landlord for, and shall pay to Landlord the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder for the remainder of the Term of this Lease had such termination not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, advertising costs, administration expenses, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Annual Fixed Rent, Additional Rent or other charges would have been payable hereunder if the Term of this Lease had not been so terminated.

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At any time after such termination, in lieu of recovering damages pursuant to the provisions of the immediately preceding paragraph with respect to any period after the date of demand therefor, at Landlord’s election, Tenant shall pay to Landlord the greater of (i) the amount, if any, by which (A) the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder from the date of such demand to the end of what would be the then unexpired Term of this Lease had such termination not occurred, shall exceed (B) the then fair rental value of the Premises for the same period, reduced to amortize over such period all costs or expenses which Landlord would incur to obtain such fair market rent, or (ii) an amount equal to the lesser of (x) the Annual Fixed Rent, Additional Rent and other charges that would have been payable for the remainder of the Term of this Lease had such termination not occurred or (y) the aggregate of the Annual Fixed Rent, Additional Rent and other charges accrued in the twelve (12) months ended next prior to such termination (without reduction for any free rent or other concession or abatement) except that in the event the Term of this Lease is so terminated prior to the expiration of the first full year of the Term of this Lease, the damages which Landlord may elect to recover pursuant to clause (ii) (y) of this paragraph shall be calculated as if such termination had occurred on the first anniversary of the Commencement Date and there had been no so-called free rent or other rental concession or any rental abatement.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Default of Tenant, re-entry, expiration and repossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in good faith judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting.

To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. Without limiting the foregoing, Tenant hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all persons claiming through or under Tenant also waives any and all rights of redemption or re-entry or repossession under present or future laws. The terms “enter,” “entry,” or “re-entry” as used in this Lease are not restricted to their technical legal meaning.

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8.3           Remedies Cumulative. Except as expressly provided otherwise in Section 8.2, any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including without limitation actions at law for direct, indirect, special and consequential damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law. Notwithstanding anything to the contrary, except with respect to any damages arising from holding over by Tenant or any damages resulting from a default by Tenant under this Lease with respect to the presence of Hazardous Substances or violation of Environmental Laws to the extent such presence or violation are the result of Tenant’s actions, in no event shall Tenant be liable to Landlord for any consequential damages suffered by Landlord.

8.4           Landlord’s Right to Cure Defaults. If Tenant is in default of any of its obligations under the Lease, then at any time upon ten (10) business days’ written notice from Landlord, provided that no such notice shall be required in the event of an emergency, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord within ten (10) business days after demand therefor, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of six percent (6%) over the Prime Rate or the maximum rate allowed by law. “Prime Rate” shall mean the annual floating rate of interest, determined daily and expressed as a percentage from time to time announced by Citibank, N.A. as its “prime” or “base” rate, so-called, or if at any time Citibank, N.A. ceases to announce such a rate, as announced by the largest national or state-chartered banking institution having its principal offices in New York City and announcing such a rate. If, at any time, neither Citibank, N.A. nor the largest national or state-chartered banking institution having its principal offices in New York City is announcing such a floating rate, “Prime Rate” shall mean a rate of interest, determined daily, which is two hundred basis points above the 14-day moving average closing trading price of 90-day U.S. Treasury Bills.

8.5           Holding Over. Any holding over by Tenant after the expiration or early termination of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to one hundred fifty percent (150%) of the greater of (x) the fair market rental value for the Premises on a month-to-month basis or (y) the sum of the Annual Fixed Rent plus Additional Rent in effect immediately prior to the expiration or earlier termination of the Term. Tenant shall also pay to Landlord all damages, direct and/or consequential, sustained by reason of any such holding over. Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the Term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the Term of this Lease. In the event that Tenant holds over in the Premises after the expiration or prior termination of the Term of the Lease for a period of more than thirty (30) days, including, but not limited to any failure by Tenant to comply with the obligations set forth in Section 6.1.9, above, Tenant shall indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure or delay in surrendering the Premises.

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8.6           Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7           No Waiver, etc. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8           No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9.
Rights of Holders

9.1           Rights of Mortgagees or Ground Lessor. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages, which may now or hereafter affect the Building or the Property and/or any such lease, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and all consolidations of such mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall within ten (10) business days execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination, with such commercially reasonable modifications as Tenant may request and provided that such subordination and agreement of Tenant to attorn to any Successor Landlord is conditioned upon such Successor Landlord agreeing not to disturb Tenant’s rights under this Lease so long as Tenant is not in default beyond any applicable notice and cure periods. Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”.

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If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment and to not disturb Tenant’s rights under this Lease so long as Tenant is not in default beyond any applicable notice and cure periods, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment, in the form customarily used by such Successor Landlord with such commercially reasonable modifications as Tenant may request. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Annual Fixed Rent or Additional Rent for more than one (1) month, which was not approved in writing by the Successor Landlord, (e) liable to the Tenant beyond the Successor Landlord’s interest in the Property, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord.

9.2           Modifications. If any Superior Lessor or Superior Mortgagee shall reasonably require any modification(s) of this Lease, Tenant shall within ten (10) business days of Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall require, provided that such modification(s) do not adversely affect in any material respect any of Tenant’s rights or impose material additional duties and obligations upon Tenant under this Lease. In addition, and notwithstanding Section 9.1 to the contrary, any Superior Lessor or Superior Mortgagee may, at its option, subordinate the Superior Lease or Superior Mortgage of which it is the lessor or holder to this Lease by giving Tenant ten (10) days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such Superior Lease or Superior Mortgage and no other documentation shall be necessary to effect such change.

9.3           Subordination, Non-Disturbance and Attornment. At Tenant’s request, Landlord shall use reasonable efforts (without the obligation to incur expense or liability in connection with such efforts) to obtain a so-called non-disturbance agreement from any such Superior Lessor or Superior Mortgagee which agreement may be in the form customarily used by such Superior Lessor or Superior Mortgagee with such commercially reasonable modifications as Tenant may request, or if no such form exists, in any commercially reasonable form, subject to the conditions and limitations of Sections 9.1 and 9.2, provided, however, that if, despite such reasonable efforts, Landlord is unable to obtain such agreement, such failure shall not constitute a default by Landlord under this Lease. Notwithstanding the foregoing or any other term of this Lease, any automatic subordination of this Lease to a Superior Mortgagee is conditioned upon such non-disturbance so long as Tenant is not in default beyond any applicable notice and cure periods regardless of whether such Superior Mortgagee will execute a non-disturbance agreement.

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ARTICLE 10.
Miscellaneous Provisions

10.1         Notices. Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approval or other communications to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized courier service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows: If intended for Landlord, to the Original Addresses of Landlord set forth in Section 1.1 of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by notice to Tenant);and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Tenant by notice to Landlord). Notices shall be effective on the date delivered to (or the first date such delivery is attempted and refused by) the party to which such notice is required or permitted to be given or made under this Lease. Notices from Landlord may be given by Landlord’s Agent, if any, or Landlord’s attorney.

10.2         Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease; provided, however, Landlord reserves the right at any time and from time to time, without the same constituting breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without Landlord incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, improvements, repairs or replacements in or to the interior and exterior of the Building (including the Premises) and the fixtures and equipment thereof, and in or to the Property, or properties adjacent thereto, as Landlord may deem necessary or desirable, and to change (provided that there be no unreasonable obstruction of the right of access to the Premises by Tenant and that Landlord use commercially reasonable efforts to minimize, to the extent practical, any interference with the conduct of business at the Premises) the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, or other common areas of the Building and Property.

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Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer Landlord reasonably believes is entitled to such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

10.3         Lease not to be Recorded; Confidentiality of Lease Terms. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either (and at the expense of the requesting party), execute and deliver a notice or short form of this Lease in such form, if any, as may be acceptable for recording with the land records of the Hudson County Clerk’s office. In no event shall such document set forth the rent or other charges payable by Tenant pursuant to this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall execute and deliver to Landlord, in recordable form, an instrument which terminates of record the memorandum of Lease. Tenant hereby appoints Landlord its attorney-in-fact to execute such instrument on Tenant’s behalf. The provisions of this Section 10.3 shall survive the expiration or termination of this Lease.

Both parties acknowledge that the terms under which the Landlord has leased the Premises to Tenant (including, without limitation, the rental rate(s), term and other financial and business terms) and that the financial information provided by Tenant to Landlord, constitute confidential information of the parties (“Confidential Information”). Both parties covenant and agree to keep the Confidential Information confidential and not to disclose the same to third parties; provided, however, that such Confidential Information may be disclosed by either party to those of its officers, employees, attorneys, accountants, lenders and financial advisors (collectively, “Representatives”) who need to know such information in connection with Landlord’s operation of the Property and Tenant’s use and occupancy of the Premises and for financial reporting and credit related activities. In addition, the Confidential Information may be disclosed when required by court order, order of governmental authority, if required by law (including financial reporting laws), or in connection with any litigation or other dispute resolution proceeding between the parties, Tenant shall not make or permit to be made any press release or other similar public statement regarding this Lease without the prior approval of Landlord, which approval shall not be unreasonably withheld. Tenant furthermore agrees to inform its Representatives of the confidential nature of such Confidential Information and to use all reasonable efforts to cause each Representative to treat such Confidential Information confidentially and in accordance with the terms of this paragraph.

10.4         Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability. Tenant agrees that the assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, whether absolute or conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder (subject to the limitations set forth in Section 9.1) only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

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The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Property, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Property.

Notwithstanding the foregoing, in no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to Landlord or the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder. Tenant shall look solely to such seller lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. The seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until such purchaser expressly assumes in writing the Landlord’s obligations hereunder.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. In addition, Landlord hereby notifies Tenant that the Declaration of Trust of Hub Properties Trust provides, and Tenant agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

10.5         Landlord’s Default. Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform (including, but not limited to, as a result of gross negligence or willful misconduct) such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default. Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder, provided, however, that the foregoing shall not affect Tenant’s rights under Sections 5.2 and 7.2 hereof. In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause. Tenant further agrees that if Landlord shall have failed to cure any such breach or default within thirty (30) days of such notice to Landlord (or if such breach or default cannot be cured within said time, then within such additional time as may be necessary if within said thirty days Landlord has commenced and is diligently pursuing the remedies necessary to cure such breach or default), then the holder(s) of any mortgage(s) or the lessor under any ground lease entitled to notice pursuant to Section 10.6 shall have an additional thirty (30) days within which to cure such breach or default if such breach or default cannot be cured within that time, then such additional time as may be necessary, if within such thirty (30) days any such holder or lessor has commenced and is diligently pursuing the remedies necessary to cure such breach or default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure).

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Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give or shall delay in giving such consent, Tenant shall not be entitled to any damages and Tenant hereby waives any claim based on such failure, refusal or delay; provided however in any situation where Landlord is expressly required not to withhold its consent unreasonably Tenant shall (at its sole remedy) be entitled to bring an action for specific performance or injunction.

10.6         Notice to Mortgagee. After receiving notice from any party that it holds a mortgage which includes the Premises as part of the mortgaged premises (a “Mortgagee”) or from the Port Authority pursuant to the Underlying Lease Agreement, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such Mortgagee or the Port Authority, as applicable, and the curing of any of Landlord’s defaults by such Mortgagee or by the Port Authority shall be treated as performance by Landlord.

10.7         Brokerage. Each party hereto (“Indemnifying Party”) warrants and represents to the other party (“Other Party”) that it has dealt with no broker in connection with the consummation of this Lease, other than CBRE, Inc. In the event of any brokerage claims or liens, other than by CBRE, Inc., against the Other Party or the Property predicated upon or arising out of prior dealings with the Indemnifying Party, the Indemnifying Party agrees to defend the same and indemnify and hold the Other Party harmless against any such claim, and to discharge any such lien.

10.8         Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

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10.9       Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the state or district in which the Property is located and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease. All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. If two or more persons or parties are named as Tenant herein, (i) each of such persons or parties shall be jointly and severally liable for the obligations of the Tenant hereunder, and Landlord may proceed against any one without first having commenced proceedings against any other of them and (ii) Landlord may require that all notices, requests, demands, consents, approvals or other communications delivered by Tenant under the Lease must be executed by each person or party named as Tenant herein. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Tenant’s rights under this Lease. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant. Except as otherwise set forth in this Lease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair and maintenance obligations and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease).

10.10     Underlying Lease Agreement.

(a)          This Lease and all rights of Tenant hereunder are subject and subordinate at all times to the Underlying Lease Agreement and all other ground or underlying leases heretofore or hereafter made by Landlord, the City and/or the Port Authority. Tenant acknowledges that it has received a copy of the Underlying Lease Agreement and agrees to comply with the terms of same.

(b)          Subject to any Mortgagee’s prior rights, if any, Tenant shall pay directly to the Port Authority on demand any rental, fee, charge or other amount due to the Landlord under this Lease if Landlord shall have committed an Event of Default (as defined in the Underlying Lease Agreement) under the Underlying Lease Agreement which is then continuing uncured.

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(c)          Tenant understands that, if by reason of a default on the part of the Landlord in performing its obligations under the Underlying Lease Agreement or if for any other reason of any nature whatsoever such Underlying Lease Agreement and the leasehold estate of the Landlord thereunder are terminated by summary dispossess proceedings or otherwise, Tenant, at the request in writing of the City or the Port Authority, shall attorn to and recognize the City and the Port Authority as the Landlord under this lease, provided that the City and Port Authority shall theretofore have entered into a non-disturbance agreement in reasonable and customary form which shall provide that the possession and rights of the Tenant shall not be disturbed in the event of the expiration or termination of the Underlying Lease Agreement so long as the Tenant shall not be in default beyond applicable cure periods under this lease (the “Non-Disturbance Agreement”). Tenant covenants and agrees to execute and deliver, at any time and from time to time, upon the request of the Port Authority and the City, any reasonable instrument which may be necessary or appropriate to evidence such attornment, provided that it shall theretofore have received the aforementioned Non-Disturbance Agreement from the City and Port Authority. Provided that the Non-Disturbance Agreement has been entered into, Tenant further waives the provisions of any statute or-rule of law now or hereafter in effect which may terminate this lease or give or purport to give Tenant any right of election to terminate this lease or to surrender possession of the premises demised hereby in the event such Underlying Lease Agreement terminates and agrees that this lease shall not be affected in any way whatsoever by any such termination. Unless the Non-Disturbance Agreement has been entered into, nothing contained herein shall obligate the Port Authority or the City to request Tenant to attorn or accept such attornment from Tenant. In the event that the Non-Disturbance Agreement is entered into and the Ground Lease between the Port Authority and the City (as defined in the Underlying Lease Agreement) expires as the result of the termination or expiration of the Underlying Lease Agreement, Tenant shall attorn to the Port Authority.

[Signatures on following page]

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WITNESS the execution hereof under seal on the day and year first above written.

LANDLORD:

HUB PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ David M. Lepore
David M. Lepore
Senior Vice President

TENANT:

LIQUID HOLDINGS GROUP, INC., a Delaware corporation

By:	/s/ Kenneth Shifrin
Name: Kenneth Shifrin
Title: Chief Financial Officer

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EXHIBIT A

PLAN SHOWING THE PREMISES

See attached plan

Exhibit A

RIVER STREET
SINATRA DRIVE
1ST STREET

1 LOD-04 KEY PLAN
NOT TO SCALE

SUITE 1210
LEASED
SUITE 1200
VACANT
SUITE 1220
LEASED
SUITE 1240
7,246 RSF
SUITE 1230
VACANT
RIVER STREET
SINATRA DRIVE

2 LOD-04 LEASE OUTLINE DIAGRAM
NOT TO SCALE

HLW International LLP
115 Fifth Avenue
New York, NY 10003
Tel 212 353 4600
Fax 212 353 4666

Revisions:

111 RIVER STREET
HOBOKEN, NJ 07030

12TH FLOOR

Drawing Title:

SUITE 1240 LEASE OUTLINE DIAGRAM

SCALE: AS NOTED	DATE: 11 / 26 / 2013
DRAWN BY: -	PROJECT NO. 8365-9D

DRAWING NO.

LOD - 04

SHEET: 01 OF 01

EXHIBIT B

RULES AND REGULATIONS

1.             OBSTRUCTION OF PASSAGEWAYS: The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors and public parts of the Property and the Building shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress.

2.             PROJECTIONS FROM BUILDING: No equipment or other fixtures, including, but not limited to awnings, air conditioning units, fans, aerials, antennas, or other projections or similar devices, shall be attached to the Building, regardless of whether inside the Building or on its facade or its roof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window, transom or door of the Premises or the Building without the prior written consent of Landlord. All curtains, blinds, shades, screens, and other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord. All electrical fixtures shall be fluorescent, and of a quality, type, design, and color approved by Landlord unless the prior written consent of Landlord has been obtained.

3.             SIGNS: Except as expressly permitted under the Lease, no signs, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the Premises, Building, or Property, or on the inside of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In the event of violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule. Interior signs on door and directory tablet shall be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style reasonably acceptable to Landlord.

4.             ADVERTISING: Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Property, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising. In no event shall Tenant, without the prior written consent of Landlord, use the name of the Building or use pictures or illustrations of the Property in any advertising other than in indicating Tenant’s address.

5.             WINDOWS: Windows in the Premises shall not be covered or obstructed by Tenant. No bottles, parcels or other articles shall be placed on the window sills, in the halls or in any other part of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, nor shall the same be visible from the exterior of the Building without the prior written consent of Landlord. Such curtains, blinds and shades must be of a quality, type, design and color, and attached in a manner approved by Landlord. All blinds shall be shut at the end of Business Hours or as may otherwise be required to comply with local laws, ordinances, resolutions and regulations dealing with lighting.

Exhibit B

6.             ENTRANCE DOORS: Building entrance doors and all tenant entrance doors from public corridors shall be kept closed at all times except for ingress and egress.

7.             INTERFERENCE WITH OCCUPANTS: Tenants, their employees or others shall not make or commit any unreasonable noises or disturbances of any kind in the Building, nor smoke in the elevators, mark or defile the elevators, water closets, toilet rooms or the walls, windows, doors or any other part of the Property, nor interfere in any way with other tenants or those having business in the Property. No smoking is permitted within the Premises or elsewhere in the Building by Tenant or any of its employees, agents, contractors or invitees. Without limiting the generality of the foregoing, no smoking is permitted upon the Property outside the Building within a distance of thirty (30) feet of any Building entrance. Tenant shall not: conduct, or permit any other person to conduct, any auction upon the Premises; manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except for the storage of usual office supplies and office inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such unreasonably loud manner as to disturb or annoy other Tenants; permit any unusual odors to be emitted from upon the Premises. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same, and report all such activity to Landlord. Neither Tenant nor its employees, contractors, agents, servants, visitors, or licensees shall sweep or throw or permit to be placed, left or discarded from the Premises any rubbish, paper, articles, objects or other substances into any of the corridors or halls, elevators, or out of the doors or stairways of the Building.

8.             LOCKS, KEYS: No additional locks or bolts of any kind shall be placed on any of the doors by Tenant, unless Tenant at the time of installation such locks and bolts provides Landlord with a key to same. Tenant shall, on the termination of Tenant’s tenancy, deliver to Landlord, all keys to any space within the Building, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys furnished, Tenant shall pay to Landlord the actual cost thereof. Tenant shall make sure that the doors to the entrance to the Premises are securely locked every day before leaving the Building.

9.             MOVEMENT OF FURNITURE, FREIGHT OR BULKY MATTER: The following rules pertain to moving furniture, equipment and supplies in and out of the Property. Any movers selected by Tenant that do not adhere to the following rules will not be allowed to enter the Premises or will be required to discontinue the move. The delivery of materials and other supplies to Tenants in the Property will be permitted only under the reasonable supervision of Landlord.

 (a)          Clean masonite sections will be used as runners on all finished floor areas where heavy furniture or equipment is being moved with wheel or skid type dollies. The masonite must be at least one fourth inch thick, 4' x 8' wide sheets in elevator lobbies and corridors and 32" wide sheets through doors in the Building. All sections of masonite must be taped to prohibit sliding.

Exhibit B

(b)          Tenant must cause its mover to provide and install protective coverings on all walls, door facings, elevator cabs and other areas along the route to be followed during the move. These areas will be inspected for damage after the move.

(c)          Any damage to the Property caused by the move will be repaired or paid for by Tenant.

(d)          Except in connection with the initial move-in, move-ins of large quantities of furniture, equipment or supplies must be accomplished during non-business hours. Tenant shall pay for additional costs incurred by Landlord for elevator operators, security guards, and maintenance personnel, and for other expenses occasioned by such activity of Tenant if such activity occurs during non-business hours.

(e)          Tenant must cause its moving company to make arrangements with the Property Management Office for use of the elevator for each move which office shall cooperate with Tenant. A firm arrival time will be established. Except in connection with the initial move-in and move out, if management supervision is required (as reasonably determined by Property Management) a $25.00 per hour, per person fee will be charged to Tenant.

(f)          The moving company will be required to remove all boxes, trash, etc. when leaving the Building. Any materials left behind will be disposed of and charges for this disposal will be sent to the moving company but will be the responsibility of Tenant.

(g)          There shall not be used in the Premises or in the Building either by Tenant or by others in the delivery or receipt of merchandise, supplies or equipment, any hand trucks except those equipped with rubber tires and side guards.

(h)          The moving company must carry insurance coverage in the forms and amounts as if it were a Contractor hired by Tenant in accordance with this Lease, as more particularly set forth in Exhibit E of this Lease, and the moving company shall secure and present to the Property Management Office a certificate reflecting such coverage twenty-four (24) hours before the move takes place.

9.           SAFES AND OTHER HEAVY EQUIPMENT: Landlord reserves the right to reasonably prescribe the weight and position of all safes and other heavy equipment so as to distribute properly the weight thereof and to prevent any unsafe condition from arising. Business machines and other equipment shall be placed and maintained by Tenant at Tenant’s reasonable expense in settings sufficient in Landlord's reasonable judgment to absorb and prevent unreasonable vibration, noise and annoyance.

10.         NON-OBSERVANCE OR VIOLATION OF RULES BY OTHER TENANTS: Landlord shall not be responsible to Tenant for the non-observance or violation of any of these rules and regulations by any other tenants; provided, however, that Landlord shall enforce all rules in a uniform and non-discriminatory manner with respect to Tenant.

Exhibit B

11.           AFTER-HOUR USE: Landlord reserves the right to exclude during other than Business Hours all persons who are not authorized in advance by Tenant to enter the Building on their behalf. Landlord shall in no case be liable in any manner for the admission or exclusion of any person from the Building.

12.           PLUMBING FACILITIES USE: Tenant shall not use the Building’s toilet rooms, water closets, sinks and other water and plumbing facilities for any purpose other than that for which they were constructed and will not permit any foreign substance of any kind to be thrown therein, and the reasonable expense of repairing any breakage, stoppage, seepage or damage, no matter where occurring, resulting from a violation of this provision by Tenant or Tenant's servants, employees, agents, invitees or licensees shall be borne by Tenant.

13.           VEHICLES: No bicycles, mopeds, motorcycles or other vehicles of any kind shall be brought into or kept in, on or about the Premises, or Property, except in those locations specifically designated by Landlord for same. No automobiles, trucks or service vehicles or person working, or making deliveries or pickups in the Building shall park in any manner that encroaches on Building sidewalks or in any way obstructs Building entrances or fire lanes.

14.           ANIMALS, SLEEPING AND COOKING: No animal of any kind (other than for seeing eye dogs used by the visually impaired) shall be brought into, kept in, on or about the Premises or Property. The Premises shall not be used for lodging or sleeping purposes, and cooking therein is prohibited, except for microwave or hot plate cooking. Neither Tenant nor its employees, contractors, agents, servants, visitors, and licensees shall be permitted on the roof or mechanical floors of the Building without the prior written consent of Landlord, except as otherwise provided in the Lease.

15.           CLEANING CONTRACTING: In order to insure that the Premises are kept in a state of cleanliness compatible with the character of the Building as a first class office building, Tenant shall permit Landlord’s agents, employees and contractors to clean the Premises. Tenant shall not employ any person or persons for the purpose of cleaning the Premises without the prior written consent of Landlord. No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building without the prior written consent of Landlord.

16.           HEATING AND COOLING: Tenant shall not inhibit the heating or cooling system. Storage or placement of furniture in front of base board radiators is prohibited. Tenant shall not inhibit the flow of air by taping diffusers nor shall any Tenant use any other method of heating than that provided by Landlord; without the prior written consent of Landlord.

Exhibit B

17.           ELECTRIC WIRING: If Tenant desires to introduce signaling, telegraphic, telephonic or other wires and instruments, Landlord, if approving same, will direct the electricians as to where and how the same are to be placed, and, without such approval (which shall not be unreasonably withheld or delayed) and direction, no placing, boring or cutting for wires will be permitted. Landlord retains in all cases the reasonable right to require the placing and using of such electrical protecting devices to prevent the transmission of excessive currents of electricity into or through the Building, to require the changing of wires and of their placing and arrangement underground or otherwise as Landlord may reasonably direct, and further to require compliance on the part of all using or seeking access to such wires with such rules as Landlord may reasonably establish relating thereto; and, in the event of noncompliance with the directions, requirements or rules by Tenant, or by those furnishing service to or using such wires, or by others, Landlord shall have the right to immediately prevent the use of such wires. Wires used by Tenant must be clearly tagged at the distributing boards and junction boxes, and elsewhere in the Building with the number of the office to which said wires lead and the purpose for which said wires respectively are used, together with the name of the company operating same.

18.           ALTERATIONS: Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises, Building or Property. The ceiling shall not be used for the suspension of any item or fixture, including, without limitation, plants and decorative items. No boring, drilling of nails or screws, cutting or stringing of wires shall be permitted (except for decorative artwork customary for a general office space), except with the prior written consent of Landlord and as Landlord may direct. Tenant shall not lay floor tile or other similar floor covering in the Premises, except with the prior approval of Landlord. Floor covering shall be affixed to the floor in a manner which permits easy removal and shall be subject to approval by Landlord prior to installation, such approval not to be unreasonably withheld or delayed.

19.           INJURY TO THIRD PARTIES: Tenant shall immediately notify Landlord of any injury to a person or damage to property regardless of cause within the Premises and all public areas within the Building.

Exhibit B

EXHIBIT C

INTENTIONALLY OMITTED

Exhibit C

EXHIBIT D

ALTERATIONS REQUIREMENTS

A.          Generally

1.             All alterations, installations or improvements (“Alterations”) to be made by Tenant in, to or about the Premises, including any Alterations to be made prior to Tenant’s occupancy of the Premises for the Permitted Use, shall be made in accordance with the requirements of this Exhibit and with any additional requirements stated in the Lease.

2.             All submissions, inquiries approvals and other matters shall be processed through Landlord’s Building manager or regional property manager.

3.             Additional and differing provisions in the Lease, if any, will be applicable and will take precedence over the terms of this Exhibit.

B.           Plans

1.            Before commencing construction of any Non-Cosmetic Alterations, as hereinafter defined, Tenant shall submit for Landlord’s written approval (such approval not to be unreasonably withheld, conditioned or delayed), either a description of the Alterations or drawings and specifications for Tenant’s Alterations as follows:

  (i)          Tenant shall submit drawings and written specifications (collectively, “Plans”) for all of Tenant’s Alterations, including mechanical, electrical and cabling, plumbing and architectural drawings. Drawings are to be complete, with full details and finish schedules, and shall be stamped by an AIA architect licensed in the state or district in which the Property is located certifying compliance with building codes.

  (ii)         Tenant may submit a complete description of Tenant’s Alterations (including sketches or diagrams as necessary) in lieu of submitting Plans if the proposed Alterations meet all of the following criteria: (1) they are cosmetic in nature (e.g. painting, wallpapering, installation of floor coverings, etc.), (2) they do not require a building permit, (3) they do not require work to be performed inside walls or above the ceiling of the Premises, and (4) they will not affect the Building structure or mechanical, electrical, plumbing or HVAC systems. Notwithstanding that Tenant’s proposed Alterations satisfy all of the preceding criteria, upon review of Tenant’s submission, Landlord shall have the right to require Tenant to submit Plans for all or any portion of the proposed Alterations.

“Non-Cosmetic Alterations” shall mean all Alterations except for those that are: (i) cosmetic in nature, (ii) non-structural, (iii) do not affect Building systems, (iv) not visible from the exterior of the Premises, and (v) the costs of which do not exceed Twenty-Five Thousand Dollars ($25,000),

Exhibit D

2.             Landlord shall review the description or Plans submitted by Tenant in accordance with Section 1, above (“Tenant’s Design Submission”) and notify Tenant within ten (10) business days of approval or disapproval (such approval not to be unreasonably withheld, conditioned or delayed, provided, however, that the approval of Landlord with respect to any Alterations that affect the structure of the Building shall be in Landlord’s sole discretion). If Landlord disapproves Tenant’s Design Submission, Landlord shall specify the reasons for its disapproval, and Tenant shall revise Tenant’s Design Submission to meet Landlord’s objections, and shall resubmit the same to Landlord as so revised until Tenant’s Design Submission is approved by Landlord. No approval by Landlord of Tenant’s Design Submission shall constitute a waiver of any of the requirements of this Exhibit or the Lease. Tenant shall not (x) make any material changes to Tenant’s Design Submission after approval by Landlord, including changes required to obtain governmental permits or (y) any changes of any nature to any structural Alterations, without obtaining Landlord’s written approval in each instance as provided in this Section 2.

3.             All mechanical, electrical, structural and floor loading requirements shall be subject to approval of Landlord’s engineers. Landlord also reserves the right to require Tenant to submit copies of shop drawings for Landlord’s review and approval.

4.             Before commencing construction of any Alterations, Tenant shall provide Landlord with two (2) complete copies of Tenant’s Design Submission in final form as approved by Landlord.

C.           Selection of Contractors and Subcontractors

Before commencing construction of any Alterations, Tenant shall submit to Landlord the names of Tenant’s general contractor (the “General Contractor”) and any subcontractors for Landlord’s approval (such approval not to be unreasonably withheld, conditioned or delayed). If Landlord shall reject the General Contractor or any subcontractor, Landlord shall within ten (10) business days advise Tenant of the reasons(s) in writing and Tenant shall submit another selection to Landlord for Landlord’s approval.

D.          Insurance

1.           Before commencing construction of any Alterations, Tenant will deliver to Landlord:

(i)           Four (4) executed copies of the Insurance Requirements agreement in the form set forth in Exhibit E from the general contractor and, if requested by Landlord, from the subcontractors (Landlord will return two fully executed copies to Tenant), and

(ii)          insurance certificates for the General Contractor and subcontractors as required by Exhibit E, which shall include evidence of coverage for the indemnity provided by the General Contractor or subcontractor executing such agreement.

Exhibit D

E.           Building Permit and Other Legal Requirements

1.             Before commencing construction of any Alterations, Tenant shall furnish Landlord with a valid permit for the construction of the Alterations from the building department or other agency having jurisdiction in the municipality in which the Building is located (unless the Alterations are of a cosmetic nature not requiring a building permit). Tenant shall keep the original building permit posted on the Premises during the construction of the Alterations.

2.             Tenant Design Submission, the Alterations, and the construction of the Alterations shall each be in strict compliance with (1) all applicable laws, codes, rules and regulations, including, without limitation, and, to the extent triggered by Tenant’s Alterations, the Americans with Disabilities Act, state and local health department requirements, and occupational health and safety laws and regulations, and (2) all building permits, consents, licenses, variances, and approvals issued in connection with the Alterations. Tenant shall ensure that the General Contractor and all subcontractors have the requisite licenses to perform their work. Tenant shall procure all permits, governmental approvals, licenses, variances and consents required for the Alterations and shall provide Landlord with a complete copy thereof promptly upon receipt of same by Tenant.

F.           Materials and Workmanship

1.             All equipment and installations must be equal to the Building standard and all materials shall be new, commercial grade and of first-class quality. Any deviation from these requirements will be permitted only if clearly indicated or specified on Tenant’s Design Submission and approved by Landlord.

2.             Alterations shall be constructed in a professional, first-class and workmanlike manner, in accordance with Tenant’s Design Submission.

3.             The General Contractor shall guaranty all materials and workmanship against defects for a period of not less than one (1) year from installation. Notwithstanding any limitations contained in such guaranty or in any contract, purchase order or other agreement, during the entire Term of the Lease, Tenant shall promptly repair or replace, at Tenant’s cost, any defective aspect of the Alterations except for insubstantial defects that do not adversely effect the Building or the appearance or rental value of the Premises, as determined by Landlord in its reasonable discretion.

4.             Alterations must be compatible with the existing mechanical, plumbing, HVAC, electrical and life safety systems of the Building (collectively the “Building Systems”). In the event any Alterations shall interfere with the proper functioning of any Building System, Tenant shall promptly cause such repairs, replacements or adjustments to be made to the Alterations as are necessary to eliminate any such interference at Tenant’s sole cost and expense.

Exhibit D

G.           Prosecution of the Work

1.             All construction activities shall be conducted so as to avoid disturbance of other tenants other than disturbance of a de minimis nature. Landlord may require that all demolition and other categories of work that may inconvenience other tenants or disturb Building operations be scheduled and performed before or after Normal Building Operating Hours (at times determined by Landlord), and Tenant shall provide the Building manager with at least 24 hours’ notice prior to proceeding with such work.

2.             Unless Landlord directs otherwise, Tenant’s contractors shall have access to the Building during the Normal Building Operating Hours only. If Tenant’s contractors desire access to the Building at any other time, Landlord shall use reasonable efforts to provide such access, provided, however, that Tenant shall pay Landlord any additional cost actually incurred by Landlord to provide such access, including, without limitation, additional costs for utilities, personnel, and security.

3.             Prior arrangements for elevator use shall be made with the Building manager by Tenant or the General Contractor. Elevator cabs shall be properly padded and no material or equipment shall be carried under or on top of elevators. If an operating engineer is required by any union rules, such engineer shall be paid for by Tenant.

4.             Under no circumstances will any persons or material related to Tenant’s Alterations be allowed access through the Building’s front entrance without advance written approval of the Building manager.

5.             If shutdown of risers and mains for electrical, HVAC, sprinkler or plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s expense. No work will be performed in Building mechanical equipment rooms except under Landlord’s supervision.

6.             Alterations shall be performed under the supervision of a superintendent or foreman of the General Contractor at all times.

7.             All areas adjacent to the construction area shall be sealed with plastic so as to not be affected by dust and debris. All floors shall be protected from the construction process.

8.             The General Contractor or HVAC subcontractor shall block off supply and return grilles, diffusers and ducts to keep dust from entering into the Building HVAC system and thoroughly clean all HVAC units in the work area at the completion of the Alterations.

9.             Construction debris shall be removed from the construction area daily and the construction area shall be kept neat and reasonably clean at all times. All construction debris is to be discarded in waste containment provided by the General Contractor only. No material or debris shall be stored outside the Premises or Building without the prior written approval of the Landlord’s representative.

10.           Landlord shall have the right to instruct the General Contractor to deliver to Landlord, at Tenant’s expense, any items to be removed from the Premises during the construction of the Alterations.

Exhibit D

11.           Tenant, either directly or through the General Contractor, will immediately notify Landlord, in writing, of any damage to the Building caused by the General Contractor or any subcontractors. Such damage shall be repaired within 72 hours (or such longer time period as is reasonably necessary) unless otherwise directed by the Landlord in writing. Any damage that is not repaired may be repaired by Landlord at Tenant’s expense.

12.           Construction personnel shall use the restrooms located within Tenant’s Premises only. If there are no restrooms within Tenant’s Premises, then construction personnel shall use only those Building restrooms located on the floor where the work is being performed.

13.           The General Contractor and all subcontractors shall cause their employees to adhere to all applicable Rules and Regulations of the Building.

14.           Landlord shall have the right to supervise and inspect the Alterations as the work progresses and to require Tenant to remove or correct any aspect of the Alterations that does not conform to Tenant’s Design Submission approved by Landlord. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

H.          Documents to Be Furnished to Landlord Upon Completion of Tenant’s Work

1.             Within fifteen (15) days after the substantial completion of the Alterations, Tenant shall furnish Landlord with the following documents:

(i)           record “as built” drawings in paper and electronic (CAD) format showing all of the Alterations as actually constructed for all portions of the Alterations for which drawings were submitted;

(ii)          if Plans for the Alterations were prepared by an architect, a written certification from the architect confirming that the Alterations were completed in accordance with the Plans and all applicable laws, codes, ordinances, and regulations;

(iii)         full and final lien waivers and releases executed by the General Contractor and all subcontractors and suppliers;

(iv)         if the Alterations include any HVAC work, a properly executed air balancing report signed by a professional engineer showing that the HVAC system is properly balanced for the season;

(v)          copies of all warranties and guarantees received from the General Contractor, subcontractors and materials suppliers or manufacturers;

(vi)         copies of all maintenance manuals, instructions and similar information pertaining to the operation and maintenance of equipment and fixtures installed in the Premises as part of the Alterations; and

Exhibit D

(vii)        a copy of the final, permanent certificate of occupancy or amended certificate of occupancy for the Premises.

Exhibit D

EXHIBIT E

CONTRACTOR’S INSURANCE REQUIREMENTS

Building:

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the undersigned landlord (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.           Contractor agrees to indemnify and save harmless the Landlord, and if Landlord is a general or limited partnership each of the partners thereof, and if Landlord is a nominee trust the trustee(s) and all beneficiaries thereof, and all of their respective officers, employees and agents, from and against any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death, at any time resulting therefrom and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this agreement but shall be applied only to the minimum extent required by law).

2.           Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a)          Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)          Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this agreement) for not less than the following limits:

Bodily Injury:	$3,000,000 per person
$3,000,000 per occurrence

Property Damage:	$3,000,000 per occurrence
$3,000,000 aggregate

Exhibit E

(c)           Commercial Automobile Liability Insurance (covering all owned, non owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$3,000,000 per person
$3,000,000 per occurrence

Property Damage:	$3,000,000 per occurrence.

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

The insurance provided in (b) and (c) above shall name Landlord and Reit Management & Research LLC as additional insureds.

3.             Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)           Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

(b)           Commercial Automobile Liability Insurance (covering all owned, non owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this ______ day of ___________________, 20__.

Contractor:	Landlord:

By:	By:

By:	By:

Exhibit E

EXHIBIT F

JANITORIAL AND CLEANING SERVICES

Daily: (five nights per week, unless otherwise indicated below)

1)	Empty all waste receptacles, removing waste to a designated central location and properly store for disposal.
2)	Empty and wet wipe all ash trays.
3)	Dust office furniture, window sills and all other surfaces up to 84” high.
4)	Clean all cigarette urns.
5)	Clean and sanitize all water fountains and coolers.
6)	Clean entry door glass and wipe metal trim.
7)	Remove finger marks from woodwork, walls and partitions on a rotation basis.
8)	Leave on designated night lights, secure doors and windows.
9)	Maintain janitor’s closets and clean related equipment.
10)	Brush and/or vacuum all common area upholstered furniture.
11)	Clean elevators nightly.
12)	Clean entrance sidelights and transoms once per month.
13)	High dust partitions, pipes, vents and moldings once per month.
14)	Dust all venetian blinds four times per year.
15)	Dust all wood paneling once per month.
16)	Vacuum all draperies and curtains once per year.
17)	Strip, clean, refinish and machine polish common area floors once per year.
18)	Wash interior and exterior perimeter windows twice per year.

“Common Area” Lavatories: (five nights per week unless otherwise stated below)

1)	All lavatory rooms to be swept and washed nightly with a disinfectant.
2)	All mirrors, shelves, bright work and enameled surfaces in lavatories to be washed and polished.
3)	All basins, bowls and urinals to be scour-washed and disinfected.
4)	All toilet seats to be scour-washed and disinfected.

Exhibit F

5)	All partitions, tile walls, dispensers and receptacles to be hand-dusted and washed when necessary, but at least once per week.
6)	Service lavatory dispensers from Landlord's stock. Landlord will furnish all paper towels, soap, toilet tissue and plastic bags.
7)	All wall tile and stall surfaces to be washed and polished as often as necessary, but at least once per week.

Floor Care: (five nights per week)

1)	Sweep and/or dust mop (non-carpeted) areas.
2)	Wet mop all traffic lanes, where spillage has occurred.
3)	Vacuum all carpeted areas.
4)	Spray buff entry vestibule.
5)	Spray buff all public tile hallways and corridors.

The following services within the Premises are to be performed at the request of Tenant, at extra cost to Tenant.

1)	Vacuum, spot clean or upholstery clean Tenant’s furniture.
2)	Cleaning of Tenant’s drapery.
3)	Cleaning of Tenant’s office paneling.
4)	Cleaning of Tenant’s ceiling.
5)	Cleaning and maintenance of Tenant’s carpeting beyond normal vacuuming.
6)	Strip seal and waxing of Tenant’s floors.
7)	Spray buffing of Tenant’s floors.
8)	Cleaning floor and wall coverings which require special treatment.
9)	Cleaning kitchen areas of Tenant.
10)	Cleaning of Tenant’s private bathrooms and/or showers.

Exhibit F

Exhibit G

PROHIBITED TENANTS

College Division

Pearson Educational Publishing, including

Prentice-Hall College Division

Addison-Wesley College Division

Houghton-Mifflin College Division

McGraw-Hill College Division

International Thomson College Publishing, including

Southwestern

Wadsworth

Brooks Cole

Harcourt College Division

Von Holtzbrinck College Publishing, including

W. H. Freeman

St. Martin's Press (College Division)

STM Division

Elsevier Science

Harcourt STM Publishing, including

Academic Press

Bertelsmann STM Publishing, including

Springer Verlag

Wolters Kluwer STM Publishing American Chemical Society

McGraw-Hill STM Publishing

Blackwell Science

High Wire Press

Professional/Trade Division

Harper Collins

Harcourt Professional Publishing

IDG Books Worldwide

McGraw-Hill Professional Book Publishing

Bertelsmann Professional/Trade Publishing, including

Random House

W. W. Norton & Co.

International Thomson Tax and Professional, including

Warren, Gorham, Lamont

Wolters Kluwer Professional Publishing

Pearson Professional Publishing, including

Simon & Schuster

Prentice Hall

Exhibit G